LEASE

between

1114 6TH AVENUE CO. LLC,

Landlord

and

HEIDRICK & STRUGGLES INTERNATIONAL, INC. and

HEIDRICK & STRUGGLES, INC.,

collectively, Tenant

August 31, 2007

PREMISES:

1114 Avenue of the Americas

New York, New York

Entire 24 th and 25th Floors

i

EXHIBITS
EXHIBIT – A	Description of Land
EXHIBIT – B	Floor Plan
EXHIBIT – C	Landlord’s Work
EXHIBIT – D	Rules and Regulations
EXHIBIT – E	Alteration Rules and Regulations
EXHIBIT – F	Cleaning Specifications
EXHIBIT – G	HVAC Specifications
EXHIBIT – H	Certificate of Occupancy
EXHIBIT – I	Form of Ground Lessor Nondisturbance Agreement
EXHIBIT – J	Form of Consent to Sublease
EXHIBIT – K	Approved Contractors for Initial Alterations
EXHIBIT – L	Approved Building System Contractors
EXHIBIT – M	Reserved
EXHIBIT – N	Form of Lease Termination Agreement for 245 Park Avenue
EXHIBIT – O	Form of Mortgage Nondisturbance Agreement

Index of Defined Terms

Definition	Where Defined
AAA	13
Acceptance Notice	78
Actual Charge	41
Additional Charges	2
Alterations	33, 1
and/or	71
Anticipated Inclusion Date	77
Arbiter	13
Assignment Profit	26
Available	77
Base Operating Amount	6
Base Operating Year	6
Base Rate	71
Base Tax Amount	6
Baseball Arbitrator	76
Broker	65
Brokerage Agreement	65
Builders Risk	35
Building	1
Business Days	44
Business Hours	44
Commencement Date	2
Condenser Water Rate	47
Contractor	7
CPA	23
Date of the Taking	55
Decorative Work	33
Embargoed Person	74
EMI	4
Excessive EMI	4
Expiration Date	1
Fair Market Rent	76
Fair Offer Rental	78
Fixed Rent	1
Force Majeure Causes	70
Ground Lease	17
Ground Lessor Nondisturbance Agreement	17
Hazardous Materials	30
herein	71
hereof	71
hereunder	71
Holder of a Mortgage	70
Initial Charge	41

Insurance Requirements	71
Interest Rate	71
KW” and “KWHR	40
Land	1
Landlord	1, 71, 7
Landlord shall have no liability to Tenant	71
Landlord’s Contribution	80
Landlord’s Determination	76
Landlord’s Offer Determination	78
Landlord’s Rate	40
Landlord’s Restoration Work	52
Landlord’s Statement	6
Landlord’s Violations	29
Landlord’s Work	2
Legal Requirements	72
LLC	18
Material Alteration	33
Mortgage	70
Mortgage Nondisturbance Agreement	17
Mortgagee	70
No Recapture Space	21
Nondisturbance Agreement	16
notices	65
Offer Notice	77
Offer Rent Notice	78
Offer Space	77
Offer Space Inclusion Date	78
Offer Space Option	78
Offer Space Outside Date	79
Operating Expenses	6, 8
Operating Payment	11
Operating Year	9
Outside Delivery Date	4
Partnership Tenant	27
person	71
Premises	1
Punchlist Items	4
Real Property	9
Recapture Notice	20
Records	12
reenter	60
Renewal Notice	75
Renewal Term	75
Rent Commencement Date	2
Rent Notice	76
Rules and Regulations	33

v

Specified Restoration Work	52
Sublease Profit	26
Successor Landlord	15
Superior Lease	15
Superior Lessor	15
Superior Mortgage	15
Superior Mortgagee	15
Tax Payment	10
Tax Year	9
Taxes	9
Tenant	1, 71, 7
Tenant’s Affiliates	18
Tenant’s Costs	26, 27
Tenant’s Determination	76
Tenant’s Minimum Offer Determination	78
Tenant’s Notice	76
Tenant’s Operating Share	9
Tenant’s Options	74
Tenant’s Property	37
Tenant’s Property Removal Obligation	53
Tenant’s Rent Notice	78
Tenant’s Restoration Work	52
Tenant’s Statement	13
Tenant’s Tax Share	9
Tenant’s Work	80
Work	7
XCU	7

LEASE, dated as of August 31, 2007, between 1114 6TH AVENUE CO. LLC, having an office at c/o Brookfield Properties Management LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281-1021 (“Landlord”) and HEIDRICK & STRUGGLES INTERNATIONAL, INC. a Delaware corporation, having an office at 233 South Wacker Drive-Suite 4200, Chicago, Illinois 60606-6303 and HEIDRICK & STRUGGLES, INC., a Delaware corporation, having an office at 245 Park Avenue, New York, New York 10017 (collectively, “Tenant”).

Landlord and Tenant do hereby covenant and agree as follows:

ARTICLE 1

Term and Fixed Rent

1.01 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the premises described in Section 1.02 in the building (“Building”) known as 1114 Avenue of the Americas, in the City, County and State of New York. The Building is located on a portion of the land (“Land”) described in Exhibit A annexed hereto and made a part hereof.

1.02 The premises (“Premises”) leased to Tenant are located on the 24th and 25 th floors of the Building, substantially as shown hatched on the floor plan attached hereto as Exhibit B and made a part hereof. Landlord and Tenant hereby covenant and agree that the Premises shall be deemed to contain 58,588 rentable square feet based on Landlord’s current standards of measurement. Landlord hereby grants to Tenant the non-exclusive right to use, in common with others, the public areas of the Building to the extent required for access to the Premises or use of the Premises for general and executive offices, including, without limitation, common hallways on the floor on which the Premises are located, stairways, and the Building lobby, subject to the terms, covenants, provisions and conditions of this Lease.

1.03 The term of this Lease (a) shall commence on the Commencement Date (as defined in Section 1.05 hereof) and (b) shall end at 11:59 p.m. on the last day of the month in which the fifteenth (15) anniversary of the day preceding the Rent Commencement Date (as defined in Section 1.05 hereof) occurs (the “Expiration Date”) or on such earlier date upon which the term of this Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.04 The rents shall be and consist of:

(a) fixed rent (“Fixed Rent”) at the rate of:

(i) SIX MILLION TWO HUNDRED TEN THOUSAND THREE HUNDRED TWENTY-EIGHT DOLLARS ($6,210,328.00) per annum ($517,527.33 per month) from the Rent Commencement Date through the last day of the month preceding the month in which occurs the fifth anniversary of the Rent Commencement Date;

(ii) SIX MILLION SIX HUNDRED TWENTY THOUSAND FOUR HUNDRED FORTY-FOUR DOLLARS ($6,620,444.00) per annum ($551,703.67 per month)

from the first day of the month in which occurs the fifth anniversary of the Rent Commencement Date, through the last day of the month preceding the month in which occurs the tenth anniversary of the Rent Commencement Date; and

(iii) SEVEN MILLION THIRTY THOUSAND FIVE HUNDRED SIXTY DOLLARS ($7,030,560.00) per annum ($585,880.00 per month) from the first day of the month in which occurs the tenth anniversary of the Rent Commencement Date, through the Expiration Date;

(Fixed Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term, and

(b) additional rent (“Additional Charges”) consisting of Tax Payments (hereinafter defined), Operating Payments (hereinafter defined), charges for electricity furnished to Tenant and all other sums of money as shall become due from and payable by Tenant to Landlord hereunder;

all to be paid in lawful money of the United States to Landlord at its office, or such other place, or to Landlord’s agent and at such other place, as Landlord shall designate by notice to Tenant.

1.05 The “Commencement Date” shall be the date which is the earlier to occur of: (i) five (5) Business Days after the date on which Landlord has delivered notice to Tenant that the work to be performed by Landlord to prepare the Premises for Tenant’s occupancy as described on Exhibit C attached hereto (“Landlord’s Work”) has been substantially completed and the Premises are vacant and free of rights of possession, or (ii) except as to Tenant’s access to the Premises as provided in the last sentence in this Section 1.05, the date Tenant or anyone claiming under or through Tenant, first occupies the Premises, or any part thereof, for the performance of Tenant’s Work or for any other purpose. Tenant shall, upon the demand of Landlord, execute, acknowledge and deliver to Landlord an instrument in form reasonably satisfactory to Landlord confirming the Commencement Date, the Rent Commencement Date and the Expiration Date of this Lease; provided, however, Tenant’s failure to execute, acknowledge and deliver such instrument shall not affect in any manner whatsoever the validity of the Commencement Date. The “Rent Commencement Date” shall be the date that is 210 days after the Commencement Date. During the period in which Landlord is performing Landlord’s Work, Tenant shall have access to the Premises during Business Hours for design and measurement purposes (without being deemed to have occupied the Premises), provided (i) Tenant has given Landlord advance notice (which may be by telephone), (ii) Tenant does not interfere with the completion of Landlord’s Work, and (iii) Landlord shall have the right to have a representative present during such access.

1.06 Tenant covenants and agrees to pay Fixed Rent and Additional Charges promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. Unless otherwise instructed by Landlord, Fixed Rent and Additional Charges shall be paid by good and sufficient check (subject to collection) or by wire transfer to an account designated by Landlord.

1.07 If the Rent Commencement Date or the Expiration Date occurs on a day other than the first day of a calendar month (in the case of the Rent Commencement Date) or the last day of a calendar month (in the case of the Expiration Date), the Fixed Rent and Additional Charges for the partial calendar month in which the Rent Commencement Date or the Expiration Date, as the case may be, occurs shall be prorated. The Fixed Rent for any partial calendar month in which the Rent Commencement Date occurs shall be paid on the Rent Commencement Date.

1.08 No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Charges shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.09 Any apportionments or prorations of Fixed Rent or Additional Charges to be made under this Lease shall be computed on the basis of a 360-day year (based on 12 months of 30 days each).

1.10 If any of the Fixed Rent or Additional Charges payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the Fixed Rent and/or Additional Charges shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the Fixed Rent and/or Additional Charges which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

1.11 Additional Charges shall be deemed to be rent and Tenant’s failure to pay Additional Charges shall be considered a failure to pay Fixed Rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law for a default in the payment of Additional Charges as for a default in the payment of Fixed Rent (notwithstanding the fact that Tenant may not then also be in default in the payment of Fixed Rent).

ARTICLE 2

Delivery and Use of Premises

2.01 (a) Except as expressly provided to the contrary in this subsection 2.01(a), Tenant shall accept the Premises “as is” on the Commencement Date (subject to the completion of any Punchlist Items (as hereinafter defined) and Landlord shall not thereafter be required to perform any work, install any fixtures or equipment or render any services to make the Building or the Premises ready or suitable for Tenant’s use or occupancy. Landlord shall perform Landlord’s Work prior to the Commencement Date in the manner and subject to the provisions of Exhibit C attached hereto and made a part hereof. Landlord’s Work shall be deemed to have been substantially completed even though (i) minor details or adjustments may not then be completed, and (ii) items which, in accordance with good construction practice, must be performed after completion of Tenant’s Work (items (i) and (ii) are collectively “Punchlist Items”) may not then be completed, subject to Landlord’s obligation to complete Landlord’s Work. The taking of possession of the Premises by Tenant for the performance of Alterations (as hereinafter defined) or for any other reason whatsoever shall be deemed an acceptance of the Premises (but not including Tenant’s access to the Premises as provided in the last sentence of Section 1.05 above) and substantial completion by Landlord of Landlord’s Work. Landlord shall complete the clause (i) Punchlist Items with due diligence within sixty (60) days after the Commencement Date, subject to Force Majeure and the clause (ii) Punchlist Items within 60 days of the completion of Tenant’s Work, subject to Force Majeure.

(b) If for any reason whatsoever, Landlord shall be unable to deliver possession of the Premises on the Commencement Date, which Landlord anticipates, without any representation or warranty, will occur on or before April 1, 2008, then notwithstanding anything to the contrary hereinbefore contained, the term of this Lease shall commence on, and the Commencement Date shall be, the date on which Landlord is able to so deliver possession of the Premises. Landlord shall not be subject to any liability for failure to give possession on any date as a result of Landlord’s failure to obtain possession of the Premises and the validity of this Lease shall not be impaired under such circumstances, nor the same be construed in any way to extend the term of this Lease. Tenant hereby waives any right to rescind this Lease under the provisions of Section 223(a) of the Real Property Law of the State of New York, and agrees that the provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a). Notwithstanding any provision contained in this Lease to the contrary, if the Commencement Date shall not have occurred on or before August 1, 2008 (as such date may be extended one day for each day of delay occasioned by reason of Force Majeure; hereinafter referred to as the “Outside Delivery Date”), then, Tenant may terminate this Lease on thirty (30) days’ notice to Landlord given within the thirty (30) days after the Outside Delivery Date (but prior to the occurrence of the Commencement Date), time being of the essence with respect to Tenant’s exercise of Tenant’s right to terminate and, in such event, this Lease shall terminate effective as of the thirtieth (30th) day after the date such notice by Tenant is given as if the termination date were the Expiration Date; provided, however, that if the Commencement Date shall have occurred prior to such thirtieth (30th) day, Tenant’s exercise of such right to terminate this Lease shall be void and of no force or effect. Tenant hereby acknowledges and agrees that such rescission right shall be Tenant’s sole and exclusive remedy if the Commencement Date shall not have occurred on or before the Outside Delivery Date, and that Landlord shall have no other liability to Tenant for failure of the Commencement Date to occur.

(c) If the current tenant or occupant of the Premises holds over for more than thirty (30) days beyond the termination of its lease or sublease, Landlord shall diligently seek to recover possession of the Premises, including the commencement of summary dispossess proceedings and pursue the eviction of such tenant or occupant.

2.02 Tenant shall use and occupy the Premises for executive and general offices, and uses ancillary thereto (including standard office pantries without cooking other than coffee maker and microwave), initially for an executive search firm and for no other purpose.

2.03 If any governmental license or permit (other than a Certificate of Occupancy for the entire Building, a copy of which is attached hereto as Exhibit H) shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Additionally, should Alterations (hereinafter defined) or Tenant’s use of the Premises for other than executive and general offices require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its expense, take all actions reasonably requested by Landlord in order to procure any such modification or amendment and shall reimburse Landlord (as Additional Charges) for all reasonable costs and expenses Landlord incurs in effecting said modifications or amendments. The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the Premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

2.04 Tenant shall not at any time use or occupy the Premises or the Building, or suffer or permit anyone to use or occupy the Premises, or do anything in the Premises or the Building, or suffer or permit anything to be done in, brought into or kept on the Premises, which in any manner (a) violates the Certificate of Occupancy for the Premises or for the Building; (b) causes or is liable to cause injury to the Premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of Legal Requirements or Insurance Requirements, provided such Insurance Requirements do not prohibit the use of the Premises for the purposes permitted under Section 2.02 hereof; (d) impairs the character, reputation or appearance of the Building as a first-class office building; (e) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; (f) unreasonably annoys or inconveniences other tenants or occupants of the Building; (g) constitutes a nuisance, public or private; (h) makes unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the Premises; or (i) discharges objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.

2.05 Tenant shall not use, or suffer or permit anyone to use, the Premises or any part thereof, for (a) a retail banking, trust company, or safe deposit business, (b) a retail savings bank, a savings and loan association, or a loan company operating an “off the street” business to the general public at the Premises, (c) the sale of travelers’ checks and/or foreign exchange, (d) a retail stock brokerage office or for stock brokerage purposes for “off the street” business, (e) a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except from vending machines in the Premises or if expressly provided otherwise elsewhere in this Lease), (f) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the Premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities or (1) the conduct of obscene, pornographic or similar disreputable activities. Further, the Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (ii) any charitable, religious, union or other not-for-profit organization, or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

ARTICLE 3

Escalations

3.01 The terms defined below shall for the purposes of this Lease have the meanings herein specified:

(a) “Base Operating Amount” shall mean the Operating Expenses for the Base Operating Year.

(b) “Base Operating Year” shall mean the calendar year commencing on January 1,2008.

(c) “Base Tax Amount” shall mean one-half of the sum of the Taxes, as finally determined, for (i) the Tax Year commencing on July 1, 2007 plus (ii) the Tax Year commencing July 1, 2008.

(d) “Landlord’s Statement” shall mean an instrument or instruments setting forth the Operating Payment (hereinafter defined) payable by Tenant for a specified Operating Year pursuant to this Article 3.

(e) “Operating Expenses” shall mean all expenses paid or incurred by Landlord and Landlord’s affiliates and/or on their behalf in respect of the repair, replacement, maintenance, operation and/or security of the Real Property (hereinafter defined), including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance) of employees of Landlord or Landlord’s affiliates, union and general welfare benefits, pension benefits, severance and sick day payments, and other fringe benefits of employees of Landlord and Landlord’s affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air conditioning, chilled and condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of such utilities; (iv) the cost of painting and/or decorating all areas of the Real Property, excluding, however, any space contained therein which is demised or to be demised to tenant(s); (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Real Property and/or any property on, below or above the Real Property, and the repair, replacement, maintenance, operation and/or security thereof; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Real Property, and any sales and other taxes thereon; (vii) the rental value of the Landlord’s Building office utilized by the personnel of either Landlord or Landlord’s affiliates, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all Building office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and/or disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Real Property; (x) the cost of alterations and improvements made or installed after the expiration of the Base Operating Year by reason of Legal Requirements or Insurance Requirements and all tools and equipment related thereto; (xi) the cost of all other alterations, repairs, replacements and/or improvements made or installed after the expiration of the Base Operating Year by Landlord or Landlord’s affiliates, at their respective expense, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, however, that if under generally accepted accounting principles consistently applied, any of the costs referred to in clause (x) or this clause (xi) are required to be capitalized, then such capitalized costs (and, at Landlord’s option, any other costs included in Operating Expenses), together with interest thereon at the Base Rate (as defined in subsection 35.05(j) hereof) in effect as of December 31 of the year in which such expenditure is made, shall be amortized or depreciated, as the case may be, over a period of time which shall be the shorter of: (A) the useful life of the item in question, as reasonably determined by Landlord; or (B) ten (10) years; provided, however, that with respect to any capital improvement and/or any machinery or equipment which is made or becomes operational, as the case may be, after the Base Operating Year, and which has the effect of reducing the expenses which otherwise would be included in Operating Expenses, the amount included in Operating Expenses in any Operating Year until such improvement and/or machinery or equipment has been fully amortized or depreciated, as the case may be, shall be an amount which is the greater of: (X) the amortization or depreciation, as the case may be, of such capital improvement and/or machinery or equipment, which would have been included in Operating Expenses pursuant to the foregoing provisions; or (Y) the amount of savings, as reasonably estimated by Landlord, resulting from the installation and operation of such improvement and/or machinery or equipment; (xii) management fees, provided, however, that if Landlord or an affiliate of Landlord is the managing agent of the Building then the annual management fee shall be equal to two and one-half (2-1/2%) percent of gross revenues derived from the Building; (xiii) omitted; (xiv) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services incurred in connection with the operation, and management of the Real Property except as hereinafter excluded; (xv) fees, dues and other contributions paid by or on behalf of Landlord or Landlord’s affiliates to civic or other real estate organizations provided however that the amount to be included in any Operating Year for such fees, dues and other contributions shall not exceed an amount equal to 105% of the amount included in Operating Expenses for such fees, dues and other contributions during the immediately preceding Operating Year (or the Base Operating Year in the case of the first

Operating Year); and (xvi) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Real Property, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. The term “Operating Expenses”, as used and defined under this subsection (d), shall not, however, include the following items: (1) depreciation and amortization (except as provided above in this subsection); (2) interest on and amortization of debts (and costs and charges incurred in connection with such financings); (3) the cost of tenant improvements or other preparations for occupancy made for tenant(s) of the Building or allowances in lieu thereof; (4) brokerage commissions; (5) financing or refinancing costs; (6) the cost of any work or services performed for any tenant(s) of the Building (including Tenant), whether at the expense of Landlord or Landlord’s affiliates or such tenant(s), to the extent that such work or services are in excess of the work or services which Landlord or Landlord’s affiliates are required to furnish Tenant under this Lease, at the expense of Landlord or Landlord’s affiliates; (7) the cost of any electricity consumed in the Premises or any other space in the Building demised to tenant(s); (8) Taxes; (9) salaries and fringe benefits for officers, employees and executives above the grade of Building Manager; (10) amounts received by Landlord through the proceeds of insurance or condemnation or from a tenant (other than pursuant to an escalation provision similar to this Article 3) or otherwise to the extent such amounts are compensation for sums previously included in Operating Expenses for such Operating Year or any prior Operating Year; (11) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation except that in connection therewith any amount equal to the deductibles under Landlord’s insurance policies (or in the event Landlord shall not carry insurance, an amount of deductibles customarily carried by landlords of first-class office buildings comparable to the Building) may be included within Operating Expenses; (12) advertising and promotional expenditures; (13) legal, accounting and other professional fees incurred in connection with negotiations or disputes by Landlord, its affiliates or partners with lenders, superior lessors or tenants, or the filing of a petition in bankruptcy by or against Landlord or its affiliates; (14) any expenditure paid to any corporation or entity related to or affiliated with Landlord or the principals of Landlord to the extent such expenditure exceeds the amount which would be paid in the absence of such relationship; (15) the cost of any service furnished to tenants of the Building (including Tenant) to the extent that such cost is separately reimbursed to Landlord (other than through the Operating Payments or comparable payments pursuant to escalation-type provisions similar to the provisions of this Article 3); (16) cost of works of art of the quality and nature of “fine art” rather than decorative art work customarily found in first-class Park Avenue office buildings which are similar to the Building; (17) costs incurred in connection with the maintenance, repair, operation or leasing of the parking garage in the Building, except that Landlord may include in Operating Expenses (to the extent otherwise includable) the cost of any repairs and capital expenditures to portions of the Building, Building systems and facilities and equipment that is physically located in the garage but which serves the Building generally; (18) costs to correct construction defects in the Building; (19) cost of repairs due to Landlord’s negligence (but not including costs that Landlord would have otherwise incurred notwithstanding Landlord’s negligence); (20) auditing fees not incurred in connection with the operation and management of the Real Property and (21) base ground rent under any ground lease. No item of expense shall be counted more than once either as an inclusion in or an exclusion from Operating Expenses, and any expense which should be allocated, in accordance with generally accepted accounting principles, between the Real Property, on the one hand, and any other property owned by Landlord or an affiliate of Landlord, on the other hand, shall be properly allocated in accordance therewith.

(f) “Operating Year” shall mean each calendar year in which occurs any part of the term of this Lease following the end of the Base Operating Year.

(g) “Real Property” shall mean, collectively, the Building (together with all personal property located therein and all fixtures, facilities, machinery and equipment used in the operation thereof, including, but not limited to, all cables, fans, pumps, boilers, heating and cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems, window washing equipment and snow removal equipment), the Land, any property beneath the Land, the curbs, sidewalks and plazas on and/or immediately adjoining the Land, and all easements, air rights, development rights and other appurtenances to the Building or the Land or both the Land and the Building.

(h) “Taxes” shall mean (A) the real estate taxes, vault taxes, assessments and special assessments, and business improvement district or similar charges levied, assessed or imposed upon or with respect to the Real Property, by any federal, state, municipal or other governments or governmental bodies or authorities, and (B) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes. If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes hereof. The term “Taxes” shall, notwithstanding anything to the contrary contained herein, exclude penalties and interest incurred as a result of late payment of Taxes, any gross or net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Land or Building, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability).

(i) “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the term of this Lease, or such other period of twelve (12) months occurring during the term of this Lease as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(j) “Tenant’s Operating Share” shall mean 4.096%.

(k) “Tenant’s Tax Share” shall mean 3.859%.

3.02 (a) If Taxes payable for any Tax Year, any part of which shall occur during the term of this Lease, shall exceed the Base Tax Amount, Tenant shall pay to Landlord as Additional Charges for such Tax Year an amount (herein called the “Tax Payment”) equal to Tenant’s Tax Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount, The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord to the City of New York. Tenant shall pay Tenant’s Tax Share of each such installment within twenty (20) days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered by Landlord so as to require Tenant’s Tax Share of Taxes to be paid by Tenant thirty (30) days prior to the date such Taxes first become due. The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Share of the particular installment(s) being billed (and, upon written request from Tenant, Landlord shall provide Tenant with a copy of the tax bill from the taxing authorities relevant to the computation of Tenant’s Tax Payment). If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith; in no event, however, shall Taxes be reduced below the Base Tax Amount. If during the term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a superior mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or such superior mortgagee.

(b) If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall either pay to Tenant, or credit against subsequent Fixed Rent and Additional Charges under this Lease, Tenant’s Tax Share of the net refund (after deducting from such total refund the reasonable third party out of pocket costs and expenses, including, but not limited to, appraisal, accounting and legal fees of obtaining the same, to the extent that such costs and expenses were not theretofore collected from Tenant for such Tax Year) and Landlord shall notify Tenant of the amount of such credit if Landlord elects to permit Tenant such credit; provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(c) Each Tax Year during the Term Landlord shall bring an application or proceeding seeking a reduction in Taxes or assessed valuation unless Landlord receives advice or a recommendation from certiorari counsel that a tax protest proceeding is not advisable. Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any Taxes or to bring any application or proceeding seeking a reduction in Taxes or assessed valuation or otherwise challenging the determination thereof.

(d) The benefit of any discount for the early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes.

(e) In respect of any Tax Year which begins prior to the Commencement Date or terminates after the Expiration Date, the Tax Payment in respect of each such Tax Year or tax refund pursuant to subdivision (b) above therefor shall be prorated to correspond to that portion of such Tax Year occurring within the term of this Lease.

(f) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall, for all purposes be deemed to be the Taxes for the Base Tax Amount and Landlord shall give notice to Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Article 3, and Tenant shall pay the amount of the deficiency within twenty (20) days after demand therefor.

(g) Tenant shall pay to Landlord within twenty (20) days after being billed therefor, Tenant’s Tax Share of any reasonable third party out of pocket expenses incurred by Landlord in contesting any items comprising Taxes and/or the assessed value of the Real Property.

3.03 (a) For each Operating Year, subsequent to the Base Operating Year, any part of which shall occur during the term of this Lease, commencing on January 1, 2009, Tenant shall pay an amount (“Operating Payment”) equal to the sum of Tenant’s Operating Share of the amount by which the Operating Expenses for such Operating Year exceed the Operating Expenses for the Base Operating Year.

(b) If during the Base Operating Year or any Operating Year (i) any rentable space in the Building shall be vacant or unoccupied, and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord (or Landlord’s affiliates) perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period shall be reasonably adjusted to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord (or Landlord’s affiliates) had performed such work or services, as the case may be.

(c) Landlord may furnish to Tenant, prior to the commencement of each Operating Year a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during the Operating Year in which the Operating Payment will be due, an amount equal to one-twelfth (l/12th) of Landlord’s reasonable estimate of the Operating Payment for such Operating Year. If, however, Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 3 in respect of the last month of the preceding Operating Year; (ii) after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made for the Operating Year in which the Operating Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall within thirty (30) days of such notice refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such Operating Year Tenant shall pay to Landlord an amount equal to one-twelfth (l/12th) of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, but not more than twice during each Operating Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(d) Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within one hundred eighty (180) days after the end of each Operating Year). Such statement shall set forth in reasonable detail the Operating Expenses for such Operating Year. If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under subsection 3.03(c) exceeded the Operating Payment to be paid by Tenant for the Operating Year for which such Landlord’s Statement is furnished, Landlord shall refund to Tenant the amount of such excess; and if the Landlord’s Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within ten (10) days after demand therefor.

(e) (i) Tenant, upon reasonable notice given within one hundred twenty (120) days of the receipt of such Landlord’s Statement, may elect to have Tenant’s designated (in such notice) Certified Public Accountant (who may be an employee of Tenant), which Certified Public Accountant is not being compensated by Tenant, in whole or in part, on a contingency basis, examine such of Landlord’s books and records (collectively, “Records”) as are directly relevant to the Landlord’s Statement in question (and in the first audit performed by Tenant, Tenant may examine the books and records relevant to the Base Operating Year and Base Tax Year), together with reasonable supporting data. In making such examination, Tenant agrees, and shall cause its designated Certified Public Accountant to agree, to keep confidential (i) any and all information contained in such Records and (ii) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (A) by applicable Legal Requirements or (B) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (C) to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant; and Tenant will confirm and cause its Certified Public Accountant to confirm such agreement in a separate written agreement, if requested by Landlord The confidentiality requirement set forth in this Section shall not apply to information otherwise available in the public domain. If Tenant shall not give such notice within such one hundred twenty (120) day period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant.

(ii) In the event that Tenant, after having reasonable opportunity to examine the Records (but in no event more than one hundred twenty (120) days from the date on which the Records are made available to Tenant), shall disagree with the Landlord’s Statement, then Tenant may send a written notice (“Tenant’s Statement”) to Landlord of such disagreement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails to send Tenant’s Statement to Landlord within such one hundred twenty (120) day period, then Tenant shall be deemed to have withdrawn the notice referred to in subsection (e)(i) above and Landlord’s Statement shall be conclusive and binding upon Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so within thirty (30) days, and provided that the amount of the Operating Payment Tenant claims is due is substantially different from the amount of the Operating Payment Landlord claims is due, Landlord and Tenant shall designate a Certified Public Accountant (the “Arbiter”) whose determination made in accordance with this subsection 3.03(e)(ii) shall be binding upon the parties; it being understood that if the amount of the Operating Payment Tenant claims is due is not substantially different from the amount of the Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If the determination of Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least fifteen (15) years of experience in commercial real estate accounting. The Arbiter shall not have done business with Landlord or Tenant in the past. In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more Certified Public Accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (the “AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a Certified Public Accountant whose determination made in accordance with this subsection 3.03(e)(ii) shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant. Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this subsection 3.03(e)(ii) shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant’s Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s Statement and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund to be made by Landlord to Tenant (or credit allowed Tenant against Fixed Rent and Additional Charges becoming due) if required thereby. (The term “substantially” as used herein, shall mean a variance of four percent (4%) or more).

3.04 (a) In any case provided in this Article 3 in which Tenant is entitled to a refund, Landlord may, in lieu of allowing such refund, credit against the next due installments of Fixed Rent and Additional Charges any amounts to which Tenant shall be entitled. Nothing in this Article 3 shall be construed so as to result in a decrease in the Fixed Rent hereunder. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default hereunder beyond any applicable notice and grace periods) Landlord shall refund to Tenant the unapplied balance of such credit.

(b) Subject to the last sentence of Section 3.05 hereof, the expiration or termination of this Lease during any Tax Year or Operating Year (for any part or all of which there is a Tax Payment or Operating Payment under this Article 3) shall not affect the rights or obligations of the parties hereto respecting such payment and any Landlord’s Statement or tax bill, as the case may be, relating to such payment may be sent to Tenant subsequent to, and all such rights and obligations (including Tenant’s audit rights under Section 3.03(e)) shall survive, any such expiration or termination. Any payments due under such Landlord’s Statement or tax bill, as the case may be, shall be payable within twenty (20) days after such statement or bill is sent to Tenant.

(c) The parties agree that the computations under this Article 3 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses paid by Landlord with respect to the Real Property.

3.05 Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year. Landlord’s failure to render or delay in rendering a bill with respect to any installment of Taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to give a Landlord’s Statement for Operating Expenses or a bill for Taxes to Tenant for any Tax Year or Operating Year, as the case may be, on or before the date which is two (2) years after the Expiration Date (or two (2) years after such later date as the information required to calculate such Landlord’s Statement or bill is reasonably available to Landlord), then Landlord shall be deemed to have waived the payment of any then unpaid Additional Charges which would have been due pursuant to said Landlord’s Statement or bill for Taxes, as the case may be.

ARTICLE 4

Intentionally Omitted

ARTICLE 5

Subordination, Notice to Superior Lessors and Mortgagees

5.01 This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or that portion of the Building of which the Premises are a part, now or hereafter existing and to all Mortgages which may now or hereafter affect the Land and/or the Building and/or that portion of the Building of which the Premises are a part and/or any of such leases, whether or not such Mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such Mortgages, and to all renewals, modifications, replacements and extensions of such leases and such Mortgages and spreaders and consolidations of such Mortgages. This Section 5.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the Holder of any such Mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is a “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is a “Superior Lessor”; and any Mortgage to which this Lease is, at the time referred to, subject and subordinate is a “Superior Mortgage” and the holder of a Superior Mortgage is a “Superior Mortgagee.”

5.02 If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

5.03 If any Superior Lessor or Superior Mortgagee, or any designee of any Superior Lessor or Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attainment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not be:

(a) liable for any previous act or omission of Landlord (or its predecessors in interest);

(b) except as set forth below, responsible for any monies owing by Landlord to the credit of Tenant;

(c) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest);

(d) bound by any payments of rent which Tenant might have made for more than one (1) month in advance of the date such payment is due under this Lease to Landlord (or its predecessors in interest);

(e) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof;

(f) required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord;

(g) bound by any obligation to make any payment to Tenant or grant or be subject to any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed after the date of attornment and which landlords of like properties ordinarily perform at the landlord’s expense, it being expressly understood, however, that, except as set forth below, the Successor Landlord shall not be bound by an obligation to make payment to Tenant with respect to construction performed by or on behalf of Tenant at the Premises;

(h) bound by any modification of this Lease, including without limitation, any modification which reduces the Fixed Rent or Additional Charges or other charges payable under this Lease, or shortens the term thereof, or otherwise materially adversely affects the rights of the lessor thereunder, made without the written consent of the Successor Landlord; or

(i) required to remove any person occupying the Premises or any part thereof.

(j) Notwithstanding anything to the contrary in Section 5.03(b) and 5.03(g) above, upon Tenant’s attornment to a Successor Landlord, and provided that (i) an Event of Default does not then exist and (ii) such Successor Landlord fails to pay Landlord’s Contribution if and when due, Tenant shall have the right to offset from Rent payable under this Lease any unpaid portion of Landlord’s Contribution; provided that, if Successor Landlord disputes the amount of Landlord’s Contribution then due, such offset shall be in an amount that an arbitrator determines is then due and owing Tenant.

5.04 Concurrent with the execution and delivery of this Lease, Tenant shall execute, acknowledge and deliver to Landlord an instrument (herein called a “Nondisturbance Agreement”), substantially in the form and content of Exhibit O annexed to this Lease and made a part hereof, with respect to the existing Superior Mortgage (the “Mortgage

Nondisturbance Agreement”). Thereafter, Landlord shall use reasonable efforts to obtain and deliver to Tenant the Mortgage Nondisturbance Agreement executed by Landlord and the existing Superior Mortgagee. Provided that there is not then outstanding an Event of Default and provided further that Tenant shall have executed and delivered to Landlord a Nondisturbance Agreement in such form as is customarily used by the then Superior Mortgagee (or, at Landlord’s option, the form attached hereto as Exhibit O), Landlord shall cause any future Superior Mortgagee, as a condition precedent to the subordination of this Lease to the Superior Mortgage in question, to execute, acknowledge and deliver to Tenant such Nondisturbance Agreement and Landlord shall execute, acknowledge and deliver to Tenant the same.

5.05 Concurrent with the execution of this Lease, Tenant shall execute, acknowledge and deliver to Landlord an instrument (herein called the “Ground Lessor Nondisturbance Agreement”), substantially in the form of Exhibit I annexed to this Lease and made a part hereof with respect to the Ground Lease (as hereinafter defined). Concurrently with the execution of this Lease by Landlord, Landlord shall obtain the Ground Lessor Nondisturbance Agreement executed by the lessor under the Ground Lease. The term “Ground Lease” shall mean the Lease made by and between Benjamin H. Swig, Richard Lewis Swig, as trustee for Richard Lewis Swig, Jr., under Trust No. 5 executed by Benjamin H. Swig, dated June 25, 1952; Melvin M. Swig, as trustee for Steven Lewis Swig, under trust instrument dated September 23, 1964; Benjamin H. Swig, as trustee under Trust No. 2, created by Declaration of Trusts executed by Mae Swig, dated October 16, 1950, for the benefit of Judith Diamond Swig; Benjamin H. Swig and Richard S. Dinner, as Trustees under instrument dated November 7, 1966, for the benefit of Carolyn Swig Dinner, executed by Carolyn Swig Dinner; Patricia Swig Heldfond, Jack D. Weiler, Alan G. Weiler, Joan Arnow, Robert H. Arnow and Joan Arnow, and Jack B. Weiler, as trustees under Trust Agreement dated October 17, 1950, executed by Robert H. Arnow for the benefit of David Arnow, as Landlord, and Alan G. Weiler, as tenant, dated as of June 26, 1969, a memorandum of which is dated as of June 26, 1969, recorded in Reel 144, Page 110, as amended and restated by Amended and Restated Lease, a memorandum of which is recorded in Reel 189 page 466 as assigned by mesne assignments, as assigned pursuant to Assignment of Leases dated as of February 18, 1997 from Robert H. Arnow to 1114 Avenue of the Americas Associates, LLC (currently known as 1114 6th Avenue Co. LLC), recorded April 1, 1997 in Reel 2440, Page 244.

5.06 If any Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not decrease any of Tenant’s rights under this Lease, or increase any of Tenant’s obligations under this Lease, in either case beyond a de minimis extent.

ARTICLE 6

Quiet Enjoyment

6.01 So long as Tenant pays all of the Fixed Rent and Additional Charges and observes and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by

Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Leases and Superior Mortgages. This covenant shall be construed as a covenant running with the Land, and is not, nor shall it be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Real Property and only so long as such interest shall continue, and thereafter Landlord shall be relieved of all liability hereunder thereafter arising and this covenant shall be binding only upon subsequent successors in interest of Landlord’s interest in this Lease, to the extent of their respective interests, as and when they shall acquire the same, and so long as they shall retain such interest.

ARTICLE 7

Assignment, Subletting and Mortgaging

7.01 Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (a) assign in whole or in part or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, or advertise to do so, (b) sublet the Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant and Tenant’s Affiliates (as defined in Section 7.02 hereof), (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever or (d) permit the Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant or Tenant’s Affiliates, without in each instance obtaining the prior written consent of Landlord.

7.02 If Tenant (or any subtenant) is a corporation, the provisions of subdivision (a) of Section 7.01 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant (or such subtenant) as if such transfer of stock (or other mechanism) which results in a change of control of Tenant (or such subtenant) were an assignment of this Lease except that the transfer of the outstanding capital stock of Tenant or any subtenant by persons or parties through the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease, and if Tenant (or such subtenant) is a partnership or joint venture or limited liability company (a “LLC”), said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, as if such transfer of an interest in the distributions of profits and losses of such partnership, joint venture or LLC which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease; but said provisions shall not apply to transactions with a corporation into or with which Tenant (or any permitted subtenant of Tenant) is merged or consolidated or to transactions with a corporation or partnership to which substantially all of Tenant’s assets are transferred or to any corporation (collectively, “Tenant’s Affiliates”) which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant or transferee is a reputable entity of good character and has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (iii) a duplicate original instrument of assignment in form and substance satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (iv) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the Commencement Date) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (v) such merger, consolidation or transfer shall be for a good business purpose and not principally for the purpose of transferring this Lease. For purposes of this Section 7.02, the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership, directly or indirectly, of at least fifty percent (50%) of all the general or other partnership (or similar) interests therein. Any agreement pursuant to which (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of Fixed Rent or Additional Charges under this Lease, and/or (y) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this Lease and subject to the provisions of Section 7.01. Furthermore, the provisions of Section 7.01 shall not be deemed to prohibit the simultaneous occupancy of the Premises by, or a subletting of all or a portion of the Premises to, a Tenant’s Affiliate, provided, however that (i) Landlord shall be given not less than ten (10) days prior written notice of any such sublease or occupancy arrangement accompanied by reasonable evidence of such affiliate relationship, and (ii) the cessation of such affiliate relationship while such sublease or occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 7 shall apply.

7.03 If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Fixed Rent and Additional Charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 7.01, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 7. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

7.04 Any assignment or transfer, whether made with Landlord’s consent pursuant to Sections 7.01 or 7.11 hereof or without Landlord’s consent pursuant to Section 7.02 hereof, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in Section 7.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or Additional Charges by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the Fixed Rent and Additional Charges and for the performance and observance of other obligations of this Lease on the part of Tenant to be performed or observed.

7.05 The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

7.06 The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.

7.07 Notwithstanding anything to the contrary contained in this Article 7, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Recapture Notice”) thereof to Landlord, which Recapture Notice shall set forth (i) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (ii) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, (iii) the rents, work contributions, and all other material provisions that are proposed to be included in the transaction, (iv) if a proposed assignee or subtenant has been identified, the identity of such proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (v) if a proposed assignee or subtenant has been identified, current financial information with respect to such proposed assignee or subtenant, including, without limitation, its most recent financial report and (vi) such other information as Landlord may reasonably request. Nothing in the foregoing sentence is intended to imply that Tenant must have identified a proposed subtenant or assignee prior to giving a Recapture Notice. Except for any assignment or sublease which does not require Landlord’s consent pursuant to Section 7.02 hereof, such notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (a) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), (b) have this Lease assigned to it or its designee or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises for all or substantially all of the remaining term of this Lease (as such phrase is defined below) or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises for all or substantially all of the remaining term of this Lease), or (c) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises for all or substantially all of the remaining term of this Lease). The phrase “substantially all of the remaining term” shall mean a sublease that has a term ending (including any extension term whether or not the option to extend has been exercised) less than fifteen (15) months prior to the Expiration Date of this Lease. Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after such notice has been given by Tenant to Landlord and Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article 7; and during such thirty (30) day period Tenant shall not assign this Lease or sublet such space to any person. Notwithstanding any provision to the contrary contained in this Section 7.07, with respect only to sublease agreements having a term that expires (including any extension thereof) no later than the fifth (5th) anniversary of the Commencement Date of this Lease, Landlord shall waive, with respect to the subletting of up to 15,000 rentable square feet to no more than two subtenants (the “No Recapture Space”), Landlord’s option to recapture such space pursuant to clauses (a), (b) and (c) above in this Section 7.07. The foregoing sentence is not intended to waive any other rights Landlord may have with respect to the subletting of the No Recapture Space, including (i) Landlord’s right to grant or withhold its consent to such sublease(s) in accordance with the terms of this Article 7 and (ii) Landlord’s rights under Section 7.14.

7.08 (a) If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises for all or substantially all of the remaining term of this Lease, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Fixed Rent and Additional Charges shall be paid and apportioned to such date.

(b) If Landlord exercises its option to have this Lease assigned to it (or its designee) in the case where Tenant desires either to assign this Lease or to sublet all or substantially all of the Premises, then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord. Such assignment shall be effective on the date the proposed assignment was to be effective or the date the proposed sublease was to commence, as the case may be. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment (including, without limitation, payment of any portion of any profits realized by Landlord or Landlord’s designee in connection with any further assignment of this Lease or any sublease of the Premises or any portion thereof). If the proposed assignee or sublessee was to receive any consideration or concessions from Tenant in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

7.09 If Landlord exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet part of the Premises for all or substantially all of the remaining term of this Lease, then (a) this Lease shall end and expire with respect to such part of the Premises on the date that the proposed sublease was to commence; (b) from and after such date the Fixed Rent and Additional Charges shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (c) Tenant shall pay to Landlord, upon demand, as Additional Charges hereunder the reasonable costs incurred by Landlord in physically separating such part of the Premises from the balance of the Premises and in complying with any Legal Requirements relating to such separation.

7.10 If Landlord exercises its option to sublet the Premises or the portion(s) of the Premises which Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be at the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and:

(a) The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section;

(b) Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

(c) Such sublease shall give the sublessee the unqualified and unrestricted right to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space, in each case without Tenant’s permission and without Tenant having any rights to receive additional payments in connection therewith (including, without limitation, payments of any portion of the subtenant’s profits in connection with any such assignment or sublease), and to make any and all changes, alterations, and improvements in the space covered by such sublease;

(d) Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof; and

(e) Such sublease shall also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in

Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant, at Tenant’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord, at Tenant’s expense, may make such alterations as may be required or reasonably deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any Legal Requirements relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition. Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this Lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any default under this Lease or be deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease.

7.11 In the event Landlord does not exercise its options pursuant to Section 7.07 to so sublet the Premises or terminate (in whole or in part) or have assigned to it or its designee this Lease and, provided that Tenant is not in default of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of any applicable cure period, Landlord’s consent (which must be in writing and shall be substantially in the form annexed hereto as Exhibit J with such changes as may be reasonably necessary due to the nature of the subtenant or other matters relative to the sublease) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed and shall be granted or denied within thirty (30) days after Tenant has delivered all of the following: (i) the name and business address of the proposed subtenant; (ii) the nature and character of the business and credit of the proposed subtenant; (iii) an original signed counterpart of the proposed sublease or assignment and all related agreements, the effective or commencement date of which shall be at least thirty (30) days after the date Tenant’s notice to Landlord is given, along with Tenant’s certification that such sublease or assignment instrument is the true and complete statement of the subletting or assignment and reflects all sums and other consideration passing between the parties to the sublease or assignment; (iv) current financial information with respect to the proposed subtenant or assignee, including, without limitation, its most recent financial statements, certified by an independent certified public accountant (“CPA”) if such financial statements are certified by a CPA (or, if not, certified by the chief financial officer of the proposed subtenant or assignee as being true and correct in all material respects) and (v) any other information that Landlord may reasonably request, provided and upon condition that:

(a) Tenant shall have complied with the provisions of Section 7.07 and Landlord shall not have exercised any of its options under said Section 7.07 within the time permitted therefor and Tenant shall have delivered to Landlord a duplicate original of the sublease or assignment instrument and all other documents to be executed in connection therewith;

(b) In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, and (ii) will not violate any negative covenant as to use contained in any other Lease of space in the Building (and Landlord shall advise Tenant of any such negative covenants in writing promptly after written request therefor by Tenant made in connection with a proposed subletting or assignment);

(c) The proposed assignee or subtenant is a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(d) Neither (i) the proposed assignee or sublessee nor (ii) any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any person who controls the proposed assignee or sublessee, is then an occupant of any part of the Building or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to comparable space in the Building for a lease having a comparable term during the three (3) months immediately preceding Tenant’s request for Landlord’s consent. The phrase “dealt with Landlord” as used in this Subsection (d) shall mean that such party or its agent or broker shall have delivered a written proposal to Landlord or its agent for space in the Building, and the phrase “having a comparable term” as used in this Subsection (d) shall mean any lease with a proposed term of five years or longer;

(e) The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 7;

(f) The Premises shall not be subdivided into more than three (3) separate units per floor;

(g) Tenant shall reimburse Landlord within twenty (20) days after written demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent; and

(h) Tenant shall not have (i) advertised the availability of the Premises without prior notice to and approval by Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, or (ii) listed the Premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the Fixed Rent and Additional Charges at which Landlord is then offering to lease other space in the Building, but nothing contained in this Article 7 shall be deemed to prohibit Tenant from listing with brokers the availability of the Premises for sublet or assignment.

7.12 (a) In the event that in connection with Tenant’s request for Landlord’s consent pursuant to Section 7.11 hereof, the proposed sublease or proposed assignment delivered to Landlord contains provisions which are “substantially different from” (as hereinafter defined) the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof, then in such event, Tenant’s request for consent pursuant to Section 7.11 hereof shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have all of the options set forth in Section 7.07 hereof except that the thirty (30) day period provided for in Section 7.07 shall be reduced to a fifteen (15) day period. The terms of a proposed sublet or proposed assignment shall be deemed “substantially different from” the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof if the economic terms of such proposed sublet or assignment on an aggregate basis differ by more than five (5%) percent from the terms contained in the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof.

(b) If, prior to requesting Landlord’s consent to a proposed sublease under Section 7.11, Tenant and its proposed subtenant have signed a non-binding term sheet containing the financial terms of the proposed sublease (which term sheet shall include at minimum the information described in clauses (i), (ii), and (iii) of Section 7.07) and such term sheet contains provisions which are “substantially different from” the provisions set forth in the notice delivered to Landlord pursuant to Section 7.07, then in such event, Tenant may deliver such signed term sheet (along with the other information required under Section 7.07) to Landlord and such delivery shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have all of the options set forth in Section 7.07 hereof, except that the thirty (30) day period provided for in Section 7.07 shall be reduced to a fifteen (15) day period. In the event Landlord does not exercise its options pursuant to Section 7.07 to so sublet the Premises or terminate (in whole or in part) or have assigned to it or its designee this Lease, and Tenant enters into a sublease with the proposed subtenant identified in the term sheet delivered to Landlord under this Section 7.12(b) upon the terms set forth in such term sheet, then Tenant shall not be required to comply with the terms of Section 7.12(a) at such time as Tenant requests consent from Landlord for such sublease under Section 7.11. However, nothing in this Section 7.12(b) is intended to waive Landlord’s rights under Section 7.12(a) if the sublease entered into by Tenant and the proposed subtenant contains materially different provisions than were contained in the term sheet delivered to Landlord.

(c) In the event that Landlord fails to exercise any of its options under Section 7.07 hereof, and Tenant fails to request Landlord’s consent to an assignment or sublease on the terms and conditions set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof within six (6) months from the date of Landlord’s response to such notice, then Tenant shall again comply with all of the provisions and conditions of Section 7.07 hereof before assigning this Lease or subletting all or part of the Premises.

7.13 With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease.

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c) Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (iv) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Landlord to the credit of Tenant or (viii) required to remove any person occupying the Premises or any part thereof.

(d) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms of provisions of this Article 7.

7.14 (a) If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as Additional Charges an amount equal to fifty (50%) percent of any Assignment Profit (hereinafter defined) or fifty (50%) percent of any Sublease Profit (hereinafter defined), as the case may be. This Section 7.14 shall not apply to any assignment or sublease which does not require Landlord’s consent pursuant to Section 7.02 above.

(b) For purposes of this Section 7.14, the term “Assignment Profit” shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated portion (determined on the basis of amortization schedules prepared per GAAP) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease) after deducting therefrom the amount of “Tenant’s Costs”, as hereinafter defined.

(c) For purposes of this Section 7.14, the term “Sublease Profit” shall mean in any year of the term of this Lease (i) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Charges accruing during such year of the term of this Lease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and (ii) all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated portion (determined on the basis of amortization schedules prepared per GAAP) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease), which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Lease) after deducting therefrom the amount of Tenant’s Costs.

(d) For purposes of this Section 7.14, the term “Tenant’s Costs” shall mean the reasonable expenses actually incurred by Tenant in connection with the assignment and subletting in question for transfer taxes, brokerage commissions, advertising expenses, attorneys’ fees, any commercially reasonable rent credit or concession or work allowance and any tenant work performed by Tenant at its expense in connection with such assignment or subletting, based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord.

(e) The sums payable under this Section 7.14 shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant; provided however, Tenant shall have the right to recoup Tenant’s Costs prior to Tenant having to pay Landlord 50% of the Assignment Profits as provided herein.

7.15 Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 7, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, but subject to the provisions of Section 7.10(d) and (e) hereof to the extent applicable, Tenant shall and will remain fully liable for the payment of the Fixed Rent and Additional Charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Landlord and Tenant further agree that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or a subtenant of Tenant or any person claiming through or under Tenant (except as provided in Section 7.10 hereof) shall or will be made except upon compliance with and subject to the provisions of this Article 7. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 7.07 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

7.16 If Tenant is a partnership (or is comprised of two (2) or more persons, individually and/or as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and/or as co-partners of a partnership) pursuant to this Article 7 (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section 7.16 shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord or renewing or extending this Lease and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any partner or partners, and upon demand of Landlord, shall cause each such partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (d) of this Section 7) and (f) on each anniversary of the Commencement Date, Partnership Tenant shall, upon request by Landlord, deliver to Landlord a list of all partners together with their current residential addresses.

ARTICLE 8

Compliance with Laws

8.01 Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Legal Requirement with respect to the Premises or the use or occupation thereof. Tenant shall, at Tenant’s expense, comply with all present and future laws and requirements of any public authorities in respect of the Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Premises; provided, however, that Tenant shall not be obligated to make structural repairs or alterations in or to the Premises in order to comply with Legal Requirements unless the need for same arises out of Tenant’s specific use of the Premises other than mere executive or general office use or any of the causes set forth in clauses (ii) through (iv) of the next succeeding sentence. Tenant shall also be responsible for the cost of compliance with all present and future Legal Requirements in respect of the Real Property arising from (i) Tenant’s manner of use of the Premises (other than arising out of the mere use of the Premises as executive and general offices), (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of Tenant (other than the mere use of the Premises as executive and general offices), or (iv) the breach of any of Tenant’s obligations hereunder, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 8.01. Without limiting the generality of the foregoing, it is specifically agreed that Tenant shall comply with all laws that require the installation, modification or maintenance within the Premises of (a) any fire-rated partitions, gas, smoke, or fire detector or alarm, any emergency signage or lighting system, or any sprinkler or other system to extinguish fires or (b) any handicap facilities. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 8.02 hereof. Landlord, at its expense, shall comply with all other such Legal Requirements as shall affect the Premises, but may similarly defer compliance so long as Landlord shall be contesting the validity or applicability thereof. If any Building violations, the compliance with which is the responsibility of any other tenant in the Building or of Landlord in accordance with this Lease (“Landlord’s Violations”), shall delay (or prevent) Tenant from obtaining any governmental permits, consents, approvals required by Tenant for the performance of any Alterations, then, upon the giving of notice by Tenant to Landlord of such prevention or delay and of the applicable Landlord’s Violations, Landlord shall promptly commence and thereafter diligently prosecute to completion the cure and removal of record of such Landlord’s Violations.

8.02 Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such noncompliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, member, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, member, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

8.03 Tenant shall not place a load upon any floor of the Premises which violates applicable law or the certificate of occupancy of the Building or which exceeds the floor load per square foot which such floor was designed to carry. All heavy material and/or equipment must be placed by Tenant, at Tenant’s expense, so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance.

8.04 Tenant shall not cause or permit “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, on or from, the Premises or the Building. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. In the event of a breach of the provisions of this Section 8.04, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by Legal Requirements. The provisions of this Section 8.04 shall survive the termination of this Lease.

8.05 Within a reasonable amount of time after Tenant delivers a complete set of plans and specifications for Tenant’s initial Alterations, Landlord will deliver to Tenant a form ACP-5. In addition to the Landlord’s obligations with respect to Hazardous Materials as set forth in Exhibit C, if any Hazardous Materials are found in the Premises after the completion of Landlord’s Work that (i) are required to be removed under applicable Legal Requirements, and (ii) were not introduced by Tenant or any of its contractors, agents or employees, Landlord, at Landlord’s expense, shall remove such Hazardous Materials within a reasonable time after notice is given by Tenant, and if the existence of such Hazardous Materials and/or remediation work by Landlord causes a delay in the completion of Tenant’s initial Alterations, as such delay is verified by an independent contractor selected by Landlord, the Rent Commencement Date shall be extended on a per diem basis for each day of such delay.

ARTICLE 9

Insurance

9.01 Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Real Property and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises (other than reasonable quantities of normal office materials such as toner, cleaning fluids, etc. that comply with Legal Requirements) which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Real Property over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Real Property in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Real Property; provided, however, that in no event shall the mere use of the Premises for customary and ordinary office purposes, as opposed to the manner of such use, constitute a breach by Tenant of the provisions of this Section 9.01.

9.02 If, by reason of any failure of Tenant to comply with the provisions of this Lease, the premiums on Landlord’s insurance on the Real Property shall be higher than they otherwise would be, and Landlord shall notify Tenant of such fact and, if Tenant shall not within fifteen (15) days thereafter, rectify such failure so as to prevent the imposition of such increase in premiums, then Tenant shall reimburse Landlord, on demand and as Additional Charges, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Real Property or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Real Property or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Real Property or the Premises, as the case may be.

9.03 Tenant, at its expense, shall maintain at all times during the term of this Lease (a) “all risk” property insurance covering all present and future Tenant’s Property, leasehold improvements and Tenant’s improvements and betterments to a limit of not less than the full replacement value thereof, such insurance to include a replacement cost endorsement, and (b) commercial general liability insurance, including contractual liability, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, (c) steam boiler, air-conditioning or machinery insurance, if there is a boiler or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars and (d) when Alterations are in progress, the insurance specified in Section 11.05 hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least ten (10) days prior to the Commencement Date, such certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds a certificate thereof at least fifteen (15) days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insureds are given at least thirty (30) days prior written notice of such cancellation or modification. The proceeds of policies providing “all risk” property insurance of leasehold improvements and Tenant’s improvements and betterments shall be payable to Landlord,

Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. The parties shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be reasonably required to recover any such insurance monies.

9.04 Each party agrees to have included in each of its insurance policies (insuring the Building and any other Landlord’s property therein in case of Landlord, and insuring Tenant’s Property (hereinafter defined) and leasehold improvements and Tenant’s improvements and betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (ii) any other form of permission for the release of the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain the same from another insurance company described in Section 9.03 hereof. Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding subdivisions of this Section. Nothing contained in this Section shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

9.05 Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under Section 9.03 hereof be reasonably increased, so that the amount thereof adequately protects Landlord’s interest; provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of comparable first-class office buildings in midtown Manhattan.

9.06 Landlord shall maintain in respect of the Building at all times during the term of this Lease fire and casualty insurance covering the Building and Landlord’s property in amounts of coverage required by any institutional mortgagee of the Building, or, if there is no institutional mortgagee of the Building, then in amounts comparable to the amounts carried by owners of first-class office buildings in the Borough of Manhattan comparable to the Building.

ARTICLE 10

Rules and Regulations

10.01 Tenant and its employees and agents shall faithfully observe and comply with the rules and regulations annexed hereto as Exhibit D, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant, which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Real Property, or the preservation of good order therein, or the operation or maintenance of the Real Property, and which do not unreasonably affect the conduct of Tenant’s business in the Premises (such rules and regulations as changed from time to time being herein called “Rules and Regulations”); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control.

10.02 Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against Tenant or any other tenant or any employees or agents of Tenant or any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by another tenant or its employees, agents, invitees or licensees. Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations.

ARTICLE 11

Alterations

11.01 Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) of any nature, other than painting, wall covering, carpeting, moveable partitions, and other purely decorative work (“Decorative Work”), without Landlord’s prior written approval. However, provided Tenant shall be in compliance with the applicable provisions of this Article 11, Tenant may, at its sole expense, upon obtaining Landlord’s written approval, which approval shall not be unreasonably withheld, undertake Alterations which are not Material Alterations. A “Material Alteration” is an Alteration which (a) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (b) is structural or affects the strength of the Building, (c) affects the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building, or (d) requires the consent of any Superior Mortgagee or Superior Lessor.

11.02 (a) Before proceeding with any Alteration (other than Decorative Work), Tenant shall submit to Landlord, for Landlord’s approval, plans and specifications for the work to be done containing complete information and dimensions necessary for the construction and finishing of the Premises and for the engineering in connection therewith, which shall be in detail sufficient to obtain all required building permits or notices and to show compliance with Laws and shall be signed and sealed by an architect and, if applicable, engineer(s) licensed in the State of New York. Tenant shall not proceed with such work until it obtains Landlord’s written approval of such plans and specifications, which approval shall not be unreasonably withheld or delayed.

(b) With respect to any Alteration (other than Material Alteration), Landlord shall notify Tenant of Landlord’s approval or disapproval of the same within fifteen (15) Business Days after submission by Tenant of complete plans and specifications therefor (or any required revisions thereto, except that the fifteen (15) Business Days shall be shortened to ten (10) Business Days for approval of revisions of plans), together with a statement specifying in reasonable detail the reasons for such disapproval and itemizing the portion(s) of the plans which have not been approved; however, if with respect to Alterations (other than the initial Tenant’s Work) Landlord fails to respond to Tenant’s request for such approval within said fifteen (15) Business Day period (or ten (10) Business Days for revisions), then provided Tenant sends Landlord a second (2nd) notice stating, among other things, the following in bold capital letters: IF LANDLORD FAILS TO RESPOND TO THIS REQUEST FOR APPROVAL OF ALTERATIONS WITHIN FIVE (5) BUSINESS DAYS, THEN LANDLORD’S APPROVAL THEREOF AND OF THE PLANS AND SPECIFICATIONS THEREFOR SHALL BE DEEMED GRANTED IN ACCORDANCE WITH SECTION 11.02(b) OF THE LEASE,” and Landlord continues to fail to respond to the request after the expiration of such additional five (5) Business Day period, Landlord’s consent to such Alteration shall be deemed to have been given. Notwithstanding anything to the contrary contained herein, the five (5) Business Day period referred to in the preceding sentence shall be extended to fifteen (15) Business Days if Landlord notifies Tenant that Landlord has sent Tenant’s plans and specifications to a third party consultant to review. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand, as Additional Charges, Landlord’s reasonable third party out of pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for (i) reviewing said plans and specifications and (ii) inspecting the Alterations to determine whether the same are being performed in accordance with the approved plans and specifications, the provisions of any Superior Lease or Superior Mortgage and all Legal Requirements.

(d) Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

11.03 Subject to Landlord’s review and approval of Tenant’s plans and specifications in accordance with the terms of this Article 11, Tenant shall have the right to (i) construct an internal staircase to connect the two floors comprising the Premises, subject to Tenant’s obligation to remove such staircase and restore the floor slab (and any other damaged portions of the Premises) to its condition prior to the installation of such staircase; (ii) core drilling for communication wiring where necessary; (iii) use floor cells for communication and electrical wiring (Tenant shall be responsible for ensuring reasonable access thereto for maintenance and repairs); and (iv) reasonable use of the vertical shaftways in the Premises and the Building for wiring in such locations and in such quantities as determined by Landlord. Any and all wiring that enters another tenant’s space must be contained in EMT and clearly marked and identified.

11.04 Tenant, in connection with any Alterations, shall fully and promptly comply with and observe the Alterations Rules and Regulations set forth as Exhibit E hereto and made a part hereof.

11.05 Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, with all applicable Legal Requirements, with all Insurance Requirements and with the plans and specifications approved by Landlord. Landlord agrees to cooperate with Tenant, at no cost to Landlord, in connection with obtaining such governmental permits and certificates, including the signing of the building department applications, as owner, in advance of reviewing and approving Tenant’s plans and specifications, but subject to Section 11.02(d). Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the better of (i) the original installations of the Building or (ii) the then standards for the Building established by Landlord. Alterations shall be performed by contractors first approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that any Alterations in or to the mechanical, electrical, sanitary, heating, ventilating, air- conditioning, life safety or other systems of the Building shall be performed only by the contractor(s) designated by Landlord. Landlord hereby approves the contractors listed on Exhibit K for the performance of the initial Alterations to the Premises. Attached hereto as Exhibit L is a list of the contractors Landlord currently uses for work on the Building systems. Landlord reserves the right to revise such list at anytime, provided Landlord will not interrupt the work of an approved Building system contractor after it has commenced working on an alteration. Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s performance of any Alterations, Tenant shall pay such additional expense within twenty (20) days after demand as Additional Charges. Landlord shall endeavor to give Tenant notice (which may be oral) of any Alteration that is being performed in a manner that unreasonably interferes with, delays or impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; provided however, the failure of Landlord to give such notice shall not relieve Tenant of its obligation under the prior sentence. Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Real Property, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations. No Alterations shall involve the removal of any fixtures, equipment or other property in the Premises which are not Tenant’s Property without Landlord’s prior written consent, unless such fixtures, equipment or other property shall be promptly replaced at Tenant’s expense with new fixtures, equipment or other property of like utility and at least equal value.

11.06 Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 11 or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Landlord agrees that it shall not discriminate as against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building.

11.07 Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (other than by Landlord or its affiliates, agents, representatives or contractors), which shall be issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction. Tenant shall defend, indemnify and save harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the Premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after Tenant shall have received notice of the filing thereof. However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 8.02 hereof.

11.08 Tenant will promptly upon the completion of an Alteration deliver to Landlord “as-built” drawings and CAD files on diskette and by e-mail in AutoCAD.DWG format or compatible DXF format, as well as PDF files on diskette and by e-mail in JPG or TIFF format, showing the exact nature and location of any Alterations Tenant has performed or caused to be performed in the Premises, and (a) if any Alterations by Tenant are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Alterations and (b) if any Alterations by Landlord for Tenant were performed or are then proposed or in progress, the “as- built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such Alterations, in Tenant’s possession. Any files to be delivered to Landlord by e-mail as set forth in the preceding sentence shall be sent to: Tenant.Plan@brookfieldproperties.com.

11.09 All fixtures and equipment installed or used by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements.

11.10 Tenant shall keep records of Tenant’s Alterations costing in excess of Ten Thousand and 00/100 Dollars ($10,000.00) and of the cost thereof. Tenant shall, within forty- five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Real Property, or in connection with any proceeding instituted pursuant to Article 8 hereof or for any other reasonable purpose.

ARTICLE 12

Landlord’s and Tenant’s Property

12.01 All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the term of this Lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall, upon the expiration or sooner termination of this Lease, be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 12.02. Further, any carpeting or other personal property in the Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain Landlord’s property and shall not be removed by Tenant. Notwithstanding the foregoing provisions, upon notice to Tenant no later than thirty (30) days prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the term of this Lease shall expire, Landlord may require Tenant to remove all or part of the foregoing fixtures, equipment, improvements and appurtenances attached to or built into the Premises during the term of this Lease; provided, however, that (i) Tenant shall not be obligated to remove any such fixtures, equipment, improvements and appurtenances installed prior to the date of this Lease, and (ii) Tenant’s obligation to remove fixtures, equipment, improvements and appurtenances installed after the date of this Lease shall be limited to non-standard items such as kitchens, vaults, private restrooms, raised or reinforced flooring, internal stairs, or other items which are unusually difficult or expensive to remove. Tenant shall remove any such items required by Landlord pursuant to the preceding sentence from the Premises prior to the expiration of this Lease at Tenant’s expense. Upon such removal Tenant shall immediately and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage to the Premises or the Building due to such removal. If Landlord has instructed Tenant to remove any of the items listed above in this Section 12.01, then Tenant shall have the right, in lieu of removing such items and restoring the Premises, to pay to Landlord an amount equal to 105% of the cost of removing such items and restoring the Premises, as such amount is reasonably determined by Landlord. If Tenant elects to have Landlord perform such removal and restoration work, Tenant shall pay to Landlord such cost thereof prior to Landlord performing such work and within twenty (20) days after demand therefor.

12.02 All movable partitions, furniture systems, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property and shall be deemed the property of Landlord.

12.03 At or before the Expiration Date of this Lease (or within fifteen (15) days after any earlier termination of this Lease) Tenant, at its expense, shall remove from the Premises all of Tenant’s furniture, equipment and other moveable personal property not affixed or attached to the Premises (except for such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.

12.04 Any other items of Tenant’s Property which shall remain in the Premises after the Expiration Date of this Lease, or within fifteen (15) days following an earlier termination date, may at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

ARTICLE 13

Repairs and Maintenance

13.01 Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the Premises and the fixtures and improvements therein including, without limitation, the property which is deemed Landlord’s pursuant to Section 12.01 hereof and Tenant’s Property, except as otherwise expressly provided in the last sentence of this Section 13.01. Tenant shall be responsible for all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Premises, and shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of Alterations, (b) the installation, use or operation of the property which is deemed Landlord’s, pursuant to Sections 12.01 and 12.02 hereof and Tenant’s Property, (c) the moving of the property which is deemed Landlord’s pursuant to Sections 12.01 and 12.02 hereof and Tenant’s Property in or out of the Building, (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord. Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass (and the solar film, if any, attached to the window glass) in and about the Premises, including, without limitation, entrance doors, and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Premises and for all the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building within or exclusively serving the Premises, including without limitation the sanitary and electrical fixtures and equipment therein. The foregoing sentence is not intended to require Tenant to replace improvements that are otherwise in good working condition, but merely have normal wear and tear. All repairs in or to the Premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere with the use of the Building by other occupants; provided, however, any repairs in and to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense, which expense shall be commercially reasonable; but Landlord may, at its option, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, in form and amount as Landlord shall reasonably deem necessary to assure the payment for such work by Tenant. The exterior walls of the Building, the portions of any window sills outside the windows, and the windows are not part of the Premises and Landlord reserves all rights to such parts of the Building. Notwithstanding the foregoing provisions of this Section 13.01, Tenant shall not be responsible for repairs to or replacements of any structural elements of the Building (including the Premises), except to the extent the need for such repairs or replacements arises from the matters set forth in clauses (a), (b), (c), (d) or (e) of the second sentence of this Section 13.01 or from the negligence or willful misconduct of Tenant, its employees, agents or contractors.

13.02 Tenant shall give Landlord prompt notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the Premises of which it has actual knowledge. Following such notice, Landlord shall remedy the conditions, but at the expense of Tenant if Tenant is responsible for same under the provisions of this Article 13.

13.03 Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease, or required by law, to make in or to the fixtures, equipment or appurtenances of the Building or the Premises; provided, however, that Landlord shall use reasonable efforts to the extent practicable to make such repairs and changes at such times and in such manner as to minimize interference with the conduct of Tenant’s business in the Premises, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.

13.04 Landlord shall, at its expense, but subject to the provisions of this Lease, keep and maintain (and replace if necessary as determined by Landlord in its sole discretion) the public portions of the Building (including the structural elements of the Building) and Building systems and facilities, to the extent that such systems and facilities affect the Premises, in good working order and shall operate the Building as a first-class office building.

ARTICLE 14

Electricity

14.01 Subject to the provisions of this Article 14, Landlord shall furnish the electricity that Tenant shall reasonably require in the Premises for Tenant’s normal business purposes up to 200 KVA in the Premises. The amount to be paid by Tenant for electricity consumed shall be determined by meter or meters and related equipment installed (or, if existing, retrofitted) by Landlord at Tenant’s expense and billed separately according to each meter. Bills for electricity consumed by Tenant, which Tenant hereby agrees to pay, shall be rendered by Landlord or the meter company to Tenant at such time as Landlord may elect, and shall be payable as an Additional Charge, within fifteen (15) days after rendition of any such bill. Tenant shall make no material changes or additions to the electrical equipment, wiring and/or appliances in the Premises (beyond that on Tenant’s approved plans for initial occupancy) without submission of plans for the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

14.02 The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to this Article for electricity consumed within the Premises, whether shown on the meters measuring Tenant’s consumption of electricity or determined by survey as herein elsewhere provided, shall be 105% of the actual amount at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from the utility company, which amount (as adjusted from time to time, “Landlord’s Rate”) shall be determined by dividing the cost established by said utility company (averaged separately for KWs and KWHRs) during each respective billing period by the number of KWs and KWHRs consumed by the Building appearing on the utility company invoice for such period. In no event shall the Additional Charge made to Tenant pursuant to this Article 14 for submetered electricity supplied to the Premises (or the charge pursuant to Section 14.04 hereof in the event electricity is supplied on a rent inclusion basis) be less than Landlord’s actual cost therefor. If Tenant shall occupy the Premises for business purposes (including, without limitation, the testing or operation of its computers or other office equipment) and consume electricity prior to the installation of meters in the Premises, then Tenant agrees to pay Landlord the sum of $3.25 per rentable square foot per annum for electricity pursuant to Section 14.04 hereof until such time as said meters are installed. Commencing on the Commencement Date an continuing during the period of Tenant’s construction occurring prior to the installation of said meters, Tenant will pay to Landlord a flat charge of $ 1.50 per rentable square foot per annum.

14.03 In the event that the “submetering” of electricity in the Building is hereafter prohibited by any law hereafter enacted, or by any order or ruling of the Public Service Commission of the State of New York, or by any judicial decision of any appropriate court, at the request of Landlord, Tenant shall, unless Tenant elects to require Landlord to provide electricity pursuant to Section 14.04 hereof, apply within ten (10) days to the appropriate public utility company servicing the Building for direct electric service and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto, and Landlord and/or the meter company theretofore designated by Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Article 14, except Landlord shall permit its wires, conduits and electrical equipment, to the extent available and safely capable, to be used for such purpose. Any additional riser or risers or feeders or service to the extent available and reasonably feasible, to supply Tenant’s electrical requirements in excess of 200 KVA, will be installed by Landlord, at the sole reasonable cost and expense of Tenant, if in Landlord’s reasonable judgment the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install at reasonably competitive rates all other equipment proper and necessary in connection therewith, subject to the aforesaid terms and conditions, and subject to Landlord’s prior approval of Tenant’s plans therefor which shall not be unreasonably withheld or delayed.

14.04 (a) If (i) submetering of electricity is prohibited as described in Section 14.03 hereof and Tenant does not elect to obtain electricity from the public utility company, or (ii) if and to the extent that the Premises or any portion of Tenant’s electric consumption (KW and KWHR) is measured on a meter that also measures the electric consumption of another tenant occupying space in the Building, then in any such case Landlord shall furnish electricity to Tenant on the basis that Tenant’s consumption (KW and KWHR) of electricity shall be measured by electric survey made from time to time by Landlord’s consultant at Landlord’s cost and expense. Pending an initial survey made by Landlord’s consultant, effective as of the date when Landlord has commenced furnishing electricity to Tenant pursuant to this Section 14.04 (with suitable proration for any period of less than a full calendar month), the Fixed Rent specified in Section 1.04 hereof shall be increased by an amount (the “Initial Charge”) which shall be at the rate of $3.25 per rentable square foot per annum, or in the event the reason is (i) above, then, if there has been twelve (12) months charges of submetered electric, an amount equal to the average of the prior twelve (12) months’ charges for submetered electric. After completion of the electrical survey made by Landlord’s consultant of Tenant’s consumption (KW and KWHR) of electricity, said consultant shall apply 105% of Landlord’s Rate as provided in Section 14.02 hereof to arrive at an amount (the “Actual Charge”) and the Fixed Rent shall be appropriately adjusted retroactively to reflect any amount by which the Actual Charge exceeds the Initial Charge. Tenant shall pay that portion of such amount which would have been paid to the date of the determination of the Actual Charge within twenty (20) days after being billed therefor. Thereafter and from time to time during the term of the Lease, Landlord may cause additional surveys of Tenant’s electrical usage to be made by Landlord’s consultant. Tenant from time to time may request Landlord to have a survey made of Tenant’s electrical usage, and the fees of Landlord’s consultant making such survey(s) at Tenant’s request shall be paid by Tenant. In the event any of the foregoing surveys shall determine that there has been an increase or decrease in Tenant’s usage of electricity, then effective as of the date of such change in usage the then current Actual Charge to Tenant by reason of the furnishing of electricity to Tenant, as same may have been previously increased pursuant to the terms hereof, shall be increased or decreased (subject to the last sentence of subsection 14.04(b) hereof) in accordance with such survey determination with appropriate credit allowed to Tenant in the event of a decrease in usage and in the event of an increase in such usage Tenant shall pay the increased amount therefor from the date of such change in usage to the date of such survey determination within ten (10) days after being billed therefor and thereafter as part of the increased monthly charge for electricity by reason of such survey determination.

(b) In the event from time to time after the initial survey or a subsequent survey any additional electrically operated equipment is installed in the Premises by Tenant, or if Tenant shall increase its hours of operation, or if the charges by the utility company supplying electric current to Landlord are increased or decreased after the date thereof, then and in any of such events the monthly charge shall be increased or decreased accordingly on account of such additional electricity consumed by such newly installed electrically operated equipment and/or increase in Tenant’s hours of operation and/or on account of such increased or decreased Landlord’s Rate, The amount of such increase or decrease in the monthly charge shall be determined in the first instance by Landlord’s consultant. In addition, the monthly rate will be increased or decreased quarterly in accordance with calculations by Landlord’s consultant to reflect changes in the fuel adjustment component of the utility company charge. Tenant shall pay the amount of any increase in the monthly charge retroactively (subject to Tenant’s right to contest in the same manner as in Section 14.06 hereof provided) from the date of the installation of all newly installed electrically operated equipment and/or from the date when the increased charges to Landlord from the utility company become effective and/or from the date of any increase in Tenant’s hours of operation, as the case may be, such amount to be paid promptly upon billing therefor by Landlord. Notwithstanding anything to the contrary contained in Section 14.04, in no event shall the Actual Charge be decreased to an amount which is less than the Initial Charge per rentable square foot per annum.

14.05 All survey determinations (including the first survey made by Landlord’s consultant) shall be subject to contest by Tenant as provided in Section 14.06 hereof. Surveys made of Tenant’s electrical consumption shall be based upon the use of electricity between the hours of 8:00 a.m. to 6:00 p.m., Mondays through Fridays, on Saturdays and such other days and hours when Tenant (or Tenant’s agents, employees and/or contractors) uses electricity for lighting and for the operation of the machinery, appliances and equipment used by Tenant in the Premises; and if cleaning services are provided by Landlord, such survey shall include Landlord’s normal cleaning hours of five (5) hours per day (which shall not be subject to reduction) for lighting within the Premises and for electrical equipment normally used for such cleaning.

14.06 In the event electricity shall be furnished to Tenant as contemplated in Section 14.04 hereof, then Tenant, within sixty (60) days after notification from Landlord of the determination of Landlord’s utility consultant (in accordance with the provisions of Section 14.04 hereof), shall have the right to contest, at Tenant’s cost and expense, such determination by submitting to Landlord a like survey determination prepared by a utility consultant of Tenant’s selection, which will highlight the differences between Landlord’s survey and Tenant’s survey. If the determination of Tenant’s consultant does not vary from the determination of Landlord’s consultant by more than ten percent (10%), then Landlord’s determination shall be deemed binding and conclusive. If the determination of Tenant’s consultant varies by more than ten percent (10%) and if Landlord’s consultant and Tenant’s consultant shall be unable to reach agreement within thirty (30) days, then such two consultants shall designate a third consultant to make the determination, and the determination of such third consultant shall be binding and conclusive on both Landlord and Tenant. If the determination of such third consultant shall substantially confirm the findings of Landlord’s consultant (i.e., within ten percent (10%)), then Tenant shall pay the cost of such third consultant. If such third consultant shall substantially confirm the determination of Tenant’s consultant (i.e., within ten percent (10%)), then Landlord shall pay the cost of such third consultant. If such third consultant shall make a determination substantially different from that of both Landlord’s and Tenant’s consultants (or is within ten percent (10%) of both such determinations), then the cost of such third consultant shall be borne equally by Landlord and Tenant. In the event that Landlord’s consultant and Tenant’s consultant shall be unable to agree upon the designation of a third consultant within thirty (30) days after Tenant’s consultant shall have made its determination (different from that of Landlord’s consultant), then either party shall have the right to request The Real Estate Board of New York, Inc. (or, upon their failure or refusal to act, the American Arbitration Association in the City of New York) to designate a third consultant whose decision shall be conclusive and binding upon the parties, and the costs of such third consultant shall be borne as hereinbefore provided in the case of a third consultant designated by the Landlord’s and Tenant’s consultants. Pending the resolution of any contest pursuant to the terms hereof, Tenant shall pay the Additional Charge on account of electricity determined by Landlord’s consultant, and upon the resolution of such contest, appropriate adjustment in accordance with such resolution of such Additional Charge payable by Tenant on account of electricity shall be made retroactive to the date of the determination of Landlord’s consultant.

14.07 If pursuant to any law, ruling, order or regulation the amount which Landlord is permitted to charge to Tenant for the purchase of electricity pursuant to this Article 14 shall be reduced below that which Landlord would otherwise be entitled to charge Tenant hereunder, then Tenant shall pay the difference between such amounts to Landlord as an Additional Charge within ten (10) days after being billed therefor by Landlord, as compensation for the use of the Building’s electric distribution system.

14.08 Tenant covenants and agrees that at all times its installations and use of electricity shall never exceed 200 KVA. If (i) in Landlord’s reasonable opinion Tenant’s installation overloads the electrical vaults/feeders or any riser(s) and/or switch(es) in or servicing the Building or (ii) Tenant requests additional power in addition to that which is being supplied by Landlord on the date Tenant occupies the Premises for its business use, then if and to the extent allocated power is available in the Building for use by Tenant without resulting in allocation to Tenant of a disproportionate amount of allocated power, Landlord shall, at Tenant’s cost and expense, provide and install in conformity with law any additional riser or risers and/or any and all switch or switches to connect additional power to the Premises, and Tenant agrees to pay Landlord its then-established connection charge for each additional amp of power or portion hereof so supplied to the Premises, together with the cost of installing such additional risers, switches and related equipment. Upon Landlord’s review of Tenant’s plans and specifications for Tenant’s initial Alterations, Landlord shall notify Tenant if in Landlord’s opinion Tenant’s plans and specifications show that Tenant’s proposed Alterations will overload the electrical vaults/feeders or any riser(s) and/or switch(es) in or servicing the Building; provided, however Landlord’s failure to give such notice shall not waive Tenant’s obligation to comply with the terms of this Section 14.08.

14.09 Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (i) the supply of electric energy to the Premises is temporarily interrupted or (ii) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from Landlord’s willful misconduct or gross negligence.

14.10 At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises; and in such event, Tenant shall pay to Landlord or its designated contractor upon demand the then established commercially reasonable charges therefor of Landlord or its designated contractor, as the case may be.

ARTICLE 15

Landlord’s Services

15.01(a) Landlord will provide after the term of this Lease shall have commenced, the following services to the Premises in the manner hereinafter more particularly set forth: (i) heat, ventilation and air conditioning; (ii) elevator service; (iii) domestic cold water; and (iv) cleaning (provided cleaning shall not be provided during the construction of Tenant’s initial Alterations).

(b) As used herein, the terms “Business Hours” shall mean the hours between 8:00 a.m. and 6:00 p.m., and “Business Days” shall mean all days except Saturdays, Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, and Christmas, and any other days which shall be either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or by the applicable Operating Engineers contract.

15.02 (a) Landlord, during Business Hours on Business Days, shall furnish heat, ventilation and air-conditioning to the Premises (except as otherwise provided in this Lease and except for any special requirements of Tenant arising from its particular use of the Premises) in accordance with the specifications set forth in Exhibit G attached hereto (subject to the design criteria, including occupancy and connected electric load design criteria, set forth therein). Landlord shall not be liable for the failure of the air conditioning system if such failure results from the occupancy of the Premises by more than an average of one person for each 100 useable square feet in any separate room or area or if Tenant installs and operates machines, incandescent lighting and appliances, the total connected electrical load of which exceeds 5 watts per square foot of usable area in the separate room or area;

(b) (i) Landlord shall provide passenger elevator service to each floor of the Premises at all times during Business Hours of Business Days and at least one of such passenger elevators shall be subject to call at all other times. Landlord shall provide freight elevator service to the Premises on a first come-first served basis (i.e., no advance scheduling) during Business Hours of Business Days. Freight elevator service shall also be provided to the Premises on a reserved basis at all other times, upon the payment of Landlord’s then established charges therefor which shall be Additional Charges hereunder. The current charge for overtime freight elevator and loading dock use is $110 per hour (i.e., $55 per hour for each) with a four (4) hour minimum. Such rate is subject to change from time to time. The use of all elevators shall be on a non-exclusive basis and shall be subject to the Rules and Regulations.

(ii) At any time or times all or any of the elevators in the Building may, at the option of Landlord, be manual and/or automatic elevators, and Landlord shall be under no obligation to furnish an elevator operator for any automatic elevator. If Landlord shall at any time or times furnish any elevator operator for any automatic elevator, Landlord may discontinue furnishing such elevator operator without any diminution, reduction or abatement of rent.

(c) Landlord shall furnish reasonable quantities of hot and cold water to the base Building lavatories on the floor(s) on which the Premises are located and, through the wet columns and wet pipes in the Premises, cold water for lavatory and drinking and office cleaning purposes in the Premises. If Tenant shall require water for any other purpose, Landlord need only furnish cold water at the Building core riser through a capped outlet located on the floor of the Premises, and the cost of heating such water as well as piping and supplying such water to the Premises shall be paid by Tenant. Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such cold water and/or hot water for such other purposes. Tenant shall pay to Landlord at Landlord’s standard charges for the quantities of cold water and hot water shown on such meters (including Landlord’s charge for the production of such hot water, if Landlord shall have produced such hot water) on demand.

(d) (i) Except as otherwise provided below, Landlord shall cause, the Premises, including the exterior and the interior of the Building exterior windows thereof, to be cleaned in accordance with the provisions of Exhibit F attached hereto and made a part hereof. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (x) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, (ii) interior glass partitions or unusual quantity of interior glass surfaces (if cleaning thereof is requested by Tenant), and (iii) non-building standard materials or finishes installed by Tenant or at its request (if cleaning thereof is requested by Tenant), (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times, and (z) the use of the Premises by Tenant other than during Business Hours on Business Days, to the extent that Landlord incurs actual increases in costs as a result of such use. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and, if Tenant requires the cleaning of such areas, Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such cleaning at commercially reasonable rates. If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord. Provided that Tenant has complied with its obligation in the prior sentence, if the Premises become infested with vermin due to no fault of Tenant, its agents, employees, visitors or licensees, Landlord shall cause the tenant(s) occupying space adjacent to the Premises to exterminate such adjacent space or (at Landlord’s option) Landlord shall exterminate such adjacent premises.

(ii) Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required under this subsection 15.02(d).

(iii) Tenant shall not clean, nor require, permit, suffer or allow any windows in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

15.03 If Tenant shall require heat or air-conditioning services at any time other than as set forth in subsection 15.02(a), Landlord shall furnish such service for such times upon no less than one (1) Business Day’s advance notice from Tenant for periods after 6:00 p.m. and for all other periods, and Tenant shall pay to Landlord upon demand as Additional Charges hereunder Landlord’s then established charges therefor. Landlord’s current charges for overtime air-conditioning are $900 per hour (covering both floors of the Premises), and Landlord’s current charges for overtime heating are $800 per hour (covering both floors of the Premises). Such overtime charges are subject to increase from time to time. In the event that any other occupant of the Building whose premises are in the same heating ventilation and air conditioning zone as the Premises shall request overtime heat or air conditioning service during all or any portion of the time Tenant has requested such service, the charges for such services shall be proportionately prorated among all such occupants requesting such service.

15.04 Except as otherwise expressly provided above, Landlord shall not be required to provide any services to the Premises.

15.05 Subject to the provisions of Section 35.04(c) and Article 19 and 20 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord. Subject to the provisions of Section 35.04(c) and Article 19 and 20 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption. Except in emergency circumstances, Landlord shall give Tenant reasonable prior notice (which notice need not be in writing) of its intention to make any repairs, alterations or improvements referred to in this Section 15.05 or any other stoppages of services of which Landlord has prior notice and shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis unless Tenant has agreed in writing to pay the additional cost of performing such work on an overtime or premium-pay basis, in which case such amount shall be payable by Tenant within twenty (20) days after demand therefor.

15.06 Only persons approved by Landlord shall be permitted to furnish or sell laundry, linen, towels, drinking water, ice, food, beverages, bootblacking, barbering and other similar supplies and services to tenants. Landlord may fix the circumstances under which such supplies and services are to be furnished or sold. Landlord expressly reserves the right at any time to designate an exclusive supplier of all or any one or more of said supplies and services, provided that the quality thereof and the charges therefor shall be reasonably comparable to that of other suppliers in the midtown area of Manhattan in the City of New York. Landlord expressly reserves the right to exclude from the Building any person not so designated by Landlord. However, Tenant, its regular office employees or invitees may personally bring food or beverages into the Building for consumption within the Premises solely by Tenant, its regular office employees or invitees.

15.07 In addition to any remedies which Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies contained elsewhere in this Lease, if there shall be a default hereunder by Tenant which shall not have been remedied within the applicable grace period, Landlord shall not be obligated to furnish to Tenant or the Premises any services outside of Business Hours on Business Days; and the discontinuance of any one or more such services shall be without liability by Landlord to Tenant and shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease.

15.08 If and for so long as Landlord maintains a Building directory, Landlord, at Tenant’s request, shall maintain listings on such directory of the names of Tenant, or its permitted subtenants, assignees or affiliates and the names of any of their officers, partners and employees, provided that the names so listed shall not use more than Tenant’s Operating Share of the space on the Building directory. The actual cost to Landlord for making any changes in such listings requested by Tenant shall be paid by Tenant to Landlord, as Additional Charges hereunder, within twenty (20) days after delivery of an invoice therefor. In addition, subject to Landlord’s review and approval of the design, size and location (such approval not to be unreasonably withheld or delayed), Tenant shall have the right to install signage in the elevator lobby on each floor of the Premises and on the entrance doors to the Premises.

15.09 If Tenant shall install any supplementary air conditioning units in the Premises and connect the same to the condenser water loop of the Building (or if any of the same shall have been previously installed in the Premises), then (i) all of such work shall be Alterations under Article 11 of this Lease and, accordingly, Tenant shall comply with all of its obligations under Article 11 with respect to such installation and (ii) Tenant shall pay to Landlord, as Rent, commencing on the date on which Tenant shall connect said supplementary unit(s) to the Building condenser water loop, an amount equal to 14 Cents ($.14) per ton of condenser water used per hour (the “Condenser Water Rate”) as measured on a meter or meters installed and maintained by Tenant at Tenant’s sole cost and expense (but subject to Landlord’s approval as to the specifications and installation of such meter). Tenant shall pay Landlord for the use of such condenser water within fifteen (15) days after the delivery of an invoice therefor. The Condenser Water Rate may be increased annually by an amount equal to Landlord’s increased cost to furnish condenser water in the Building. In addition, Tenant shall pay to Landlord, within thirty (30) days after demand, Landlord’s “hook up” charges in the amount of $1,500 per tap; provided however, such “hook up” charge is subject to change if “hook up” does not occur within the first twenty-four (24) months of the term of this Lease. Within sixty (60) days after the date of this Lease, Tenant shall deliver to Landlord a written notice specifying the amount of condenser water Tenant will require, provided that such amount cannot exceed 40 tons . If Tenant fails to deliver such notice, Landlord cannot guaranty the quantity of condenser water that will be made available to Tenant. If, in the twelve (12) month period following Tenant’s connection to the condenser water system, Tenant fails to utilize the quantity of condenser water requested by Tenant and allocated by Landlord, then Landlord shall have the right to reduce the amount of condenser water allotted for Tenant’s use to the amount necessary to supply Tenant’s requirements as evidenced by Tenant’s condenser water use for the prior twelve (12) month period; provided however, Landlord shall not reduce the amount of condenser water allotted for Tenant’s use to less than twenty (20) tons per floor. In addition, if Tenant fails to connect to the condenser water system within twelve (12) months after the Commencement Date, Landlord shall not be required to make available to Tenant any condenser water.

ARTICLE 16

Access and Name of Building

16.01 Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord and persons authorized by Landlord. Tenant acknowledges that Landlord has installed or is planning to install in the Building on the inside of the windows thereof a film to reduce the usage of energy in the Building. Tenant agrees that the foregoing provisions of this Section 16.01 shall apply to the installation, maintenance or replacement of such film.

16.02 Landlord reserves the right, and Tenant shall permit Landlord and persons authorized by Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises; provided that (a) if installed adjacent to the Premises then such installations shall be, at Landlord’s cost and expense, located in boxed enclosures and appropriately furred, and (b) in performing such installation work, Landlord shall use reasonable efforts not to interfere with Tenant’s use of the Premises without any obligation to employ overtime services; provided however, upon Tenant’s written request, Landlord shall perform such work on an overtime basis if Tenant agrees to pay to Landlord an amount equal to the difference between the overtime or other premium pay rate and the regular pay rates for such labor and any other overtime costs or expenses incurred by Landlord. Any damage to the Premises resulting from Landlord’s exercise of the foregoing right shall be repaired promptly by Landlord, at Landlord’s expense. Landlord shall use reasonable efforts to locate any new pipes, ducts or conduit that may run through the Premises in core areas of the Premises. However, if in Landlord’s sole judgment, it is impractical to locate such new pipes, ducts or conduit in the core areas of the Premises, Landlord shall use reasonable efforts to locate any new pipes, ducts or conduit in a location that will not unreasonably interfere with Tenant’s use or occupancy of the Premises. The installation of any new pipes, ducts or conduit that may run through the non-core areas of the Premises shall not take up more than a de minimis amount of square footage in the Premises.

16.03 Landlord and persons authorized by Landlord shall have the right, upon reasonable advance notice, except in cases of emergency, to enter and/or pass through the Premises at reasonable times provided Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations (without obligation to make such visits during non-business hours) and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available to Landlord, (a) to examine the Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, or prospective purchasers, mortgagees or lessees of the Building, (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Building or its facilities and equipment as Landlord or persons authorized by Landlord is or are required or desires to make, and (c) to read any utility meters located therein. Landlord and such authorized persons shall be allowed to take all materials into and upon the Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder. Such materials shall be stored in a neat and orderly manner and Tenant shall not be responsible for any theft or damage to same.

16.04 If at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease. Nothing in the prior sentence is intended to permit Landlord to cover any of the windows in the Premises with a sign or billboard, which Landlord agrees it will not do during the Term of this Lease.

16.05 During the time period referred to in subsection 7.07(a) and during the period of eighteen (18) months prior to the expiration date of this Lease, Landlord and persons authorized by Landlord may exhibit the Premises to prospective tenants.

16.06 If, during the last month of the term of this Lease, Tenant has removed all or substantially all of Tenant’s property from the Premises, Landlord or persons authorized by Landlord may, without notice to Tenant, immediately enter the Premises and alter, renovate and decorate the same, without liability to Tenant and without reducing or otherwise affecting Tenant’s covenants and obligations hereunder.

16.07 Landlord reserves the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, atrium, doors, halls, passages, elevators, escalators and stairways thereof, and other public parts of the Building, as Landlord shall deem necessary or desirable. Landlord agrees that any changes, alterations, additions or improvements performed pursuant to this Section shall not, when completed, unreasonably interfere with the access to or use of the Premises by Tenant or materially diminish any services to be provided by Landlord hereunder.

16.08 Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time. Landlord shall endeavor to give Tenant reasonable prior notice of any change in the address of the Building. Provided such change of name or address was not imposed by any governmental or quasi-governmental body or agency, Landlord shall reimburse Tenant for the cost of stationery, business cards, brochures and other similar items that contained either the name of the Building, if changed, or the designated address of the Building, if changed, up to a maximum of Five Hundred Dollars ($500). Neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may without notice to Tenant, be regulated or discontinued at any time by Landlord.

16.09 If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease.

16.10 Any damage to the Premises resulting from the exercise by Landlord of its rights granted under this Article 16 shall be promptly repaired by Landlord at Landlord’s expense.

16.11 Subject to the terms of this Lease, including but not limited to this Article 16, Tenant shall have access to the Premises 24 hours per day, seven days per week.

ARTICLE 17

Notice of Occurrences

17.01 Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Premises for which Landlord might be liable, (b) any fire or other casualty in the Premises, (c) any damage to or defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.

ARTICLE 18

Non-Liability and Indemnification

18.01 Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (in any case whether disclosed or undisclosed), shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or otherwise; provided, however, that subject to the provisions of Section 35.03 hereof, nothing contained in this Section 18.01 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from the negligence of Landlord, its agents, servants, employees in the operation or maintenance of the Premises or the Real Property. Further, neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any member, partner, director, officer, principal, shareholder, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, shall be liable (a) for any such damage caused by other tenants or persons in, upon or about the Building or the Real Property, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein by Tenant or any person claiming through or under Tenant.

18.02 Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and Superior Mortgagees and its and their respective members, partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the Premises during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their members, partners, directors, principals, shareholders, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (except to the extent caused by Landlord’s negligence or the negligence of Landlord’s agents, employees, or contractors) occurring in, at or upon the Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses. In case any action or proceeding be brought against Landlord and/or any Superior Lessor or Superior Mortgagee and/or its or their members, partners, directors, officers, principals, shareholders, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Superior Lessor or Superior Mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such Superior Lessor or Superior Mortgagee).

ARTICLE 19

Damage or Destruction

19.01 (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 19 hereinafter provided), (a) Landlord shall repair the damage to and restore and rebuild the Building and the core and shell of the Premises (excluding Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof) with reasonable dispatch after notice to it of such damage or destruction and the collection of the insurance proceeds attributable to such damage (“Landlord’s Restoration Work”), and (b) Tenant shall repair the damage to and restore and repair Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof with reasonable dispatch after the substantial completion of Landlord’s repairs and restoration of the core and shell of the Premises provided for in clause (a) above (“Tenant’s Restoration Work”). Such work by Tenant shall be deemed Alterations for the purposes of Article 11 hereof. Provided that this Lease shall not be terminated by Landlord or Tenant, the proceeds of policies providing coverage for Tenant’s improvements and betterments shall, subject to the rights of any Superior Lessor or Superior Mortgagee, be paid to Landlord and segregated by Landlord for the purpose of the casualty in question and shall be disbursed therefrom in payment of the cost of Tenant’s Restoration Work as the performance of such work progresses, against certificates, in form and substance and certified by a person satisfactory to Landlord, showing that the disbursement to be made represents not more than ninety percent (90%) of the cost of the work and materials described in the certificate and that the estimated cost of completion of Tenant’s Restoration Work does not exceed the undisguised balance of such proceeds (exclusive of the ten percent (10%) retention). The balance of such proceeds shall be paid to Tenant upon the presentation of a like certificate, evidencing that Tenant’s Restoration Work has been completed and that there are no mechanics’ or other liens outstanding relating thereto. If Tenant shall fail to proceed with Tenant’s Restoration Work, Tenant shall have no right or claim to said insurance proceeds which shall then be disposed of as Landlord, in its sole discretion, shall determine. Notwithstanding anything to the contrary contained herein, if this Lease shall be terminated by Landlord or Tenant pursuant to this Article 19, the proceeds of policies providing coverage for Tenant’s improvements and betterments shall be paid to Landlord. Tenant shall be solely responsible for (i) the amount of any deductible under the policy insuring Tenant’s improvements and betterments and (ii) the amount, if any, by which the cost of repairing and restoring Tenant’s improvements and betterments exceeds the available insurance proceeds therefor. The amount due in accordance with subparagraph (i) above shall be Additional Charges under this Lease and payable by Tenant to Landlord upon demand. The proceeds of Tenant’s insurance policies with respect to Tenant’s Property shall be payable to Tenant.

(b) Notwithstanding anything to the contrary contained in this Article, if in Landlord’s reasonable discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (i) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (“Specified Restoration Work”), (ii) Landlord shall perform such Specified Restoration Work and (iii) Tenant shall pay to Landlord (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with Section 19.01(a) hereof) the commercially reasonable cost of such Specified Restoration Work within fifteen (15) days following the giving of Landlord’s written demand therefor. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing the Specified Restoration Work and any restoration work to the Building which is not the responsibility of Tenant hereunder. If required by Landlord in connection with the performance of the Specified Restoration Work or Landlord’s Restoration Work, Tenant shall promptly remove from the Premises all or such items of Tenant’s Property as Landlord may require by written notice (“Tenant’s Property Removal Obligation”). In the event that Tenant fails to comply with Tenant’s Property Removal Obligation within ten (10) Business Days after the giving of such written notice by Landlord, Landlord shall have the right to remove and store such Tenant’s Property at Tenant’s sole cost and expense and with no liability to Landlord. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the performance by Landlord or Tenant of Tenant’s Property Removal Obligation or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant, in the event that Tenant fails to do so.

19.02 Subject to the provisions of Section 19.05 hereof, if all or part of the Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Fixed Rent and the Additional Charges under Article 3 hereof shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction to the earliest to occur of (i) ninety (90) days after the date the damage to the core and shell of the Premises (exclusive of Tenant’s improvements and betterments and Tenant’s Property) shall be substantially repaired by Landlord (provided, however, that if in Landlord’s reasonable judgment based upon the estimate of Landlord’s independent contractors such repairs would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord in effecting such repair, then the core and shell of the Premises shall be deemed to have been repaired substantially on such earlier date and any reduction or abatement shall cease), (ii) the date Tenant substantially completes Tenant’s Restoration Work or (iii) if the Building and not the Premises is so damaged or destroyed, the date on which the Premises shall be made tenantable; provided, however, should Tenant or any of its subtenants reoccupy a portion of the Premises during the period the repair work is taking place and prior to the date that the Premises are substantially repaired or made tenantable for the conduct of its or their business (which shall not include entry upon and occupancy of the Premises with the prior written consent of Landlord for the purpose of performing restoration and/or repair to Tenant’s Property, improvements and finish work), the Fixed Rent and the Additional Charges allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy.

19.03 (a) If the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) that its repair or restoration requires more than two hundred seventy (270) days or the expenditure of more than thirty (30%) percent of the full insurable value of the Building immediately prior to the casualty (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), and provided Landlord shall terminate Leases covering no less than fifty (50%) percent of the office space in the Building then leased to tenants (including Tenant) in the Building, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred fifty (150) days after the date of the casualty. For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building. If Landlord terminates this Lease as provided above in this Section, Landlord shall promptly refund to Tenant any prepayments of Rent made under this Lease applicable to the period after the date of such casualty.

(b) If the Premises or any part thereof or the means of access thereto or Building systems servicing same shall be damaged by fire or other casualty, and Landlord is required to or elects to repair and restore the Premises, Landlord shall, within one-hundred fifty (150) days after such damage or destruction, provide Tenant with a written notice of the estimated date on which the restoration of the Premises shall be substantially completed. If such estimated date is more than eighteen (18) months after the date of such damage or destruction, Tenant may terminate this Lease by notice to Landlord, which notice shall be given within thirty (30) days after the date Landlord provides the notice required by the preceding sentence, and such termination shall be effective upon the giving of Tenant’s notice. Failure by Tenant to provide such notice within such thirty (30) day period shall be deemed an election by Tenant not to terminate this Lease. If Tenant elects not to terminate this Lease or is deemed to have so elected, and if Landlord has not substantially completed the required repairs and restored the Premises within the period originally estimated by Landlord or within such period thereafter (not to exceed three (3) months) as shall equal the aggregate period Landlord may have been delayed in commencing or completing such repairs by Force Majeure Causes (as defined in Section 35.04(a) hereof), then Tenant shall have the further right to elect to terminate this Lease upon written notice to Landlord and such election shall be effective upon the expiration of thirty (30) days after the date of such notice, unless Landlord substantially completes such restoration within such thirty (30) day period.

(c) Notwithstanding the foregoing, if more than thirty-five (35%) percent of the Premises shall be damaged by fire or other casualty during the last twenty-four (24) months of the term of this Lease (as the same may be extended pursuant to Article 36 hereof) such that the repair and restoration of the Premises would take longer than one hundred twenty (120) days, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the casualty, or Tenant may terminate this Lease by giving Landlord notice to such effect within thirty (30) days after the date of the casualty, and such election shall be effective upon the expiration of fifteen (15) Business Days after the date of such notice. Failure by either party to provide such notice within the aforementioned period shall be deemed an election by such party not to terminate this Lease pursuant to this Section 19.03(c).

19.04 Except as expressly provided in Section 19.03(b) hereof, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 19. Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during Business Hours of Business Days,

19.05 Notwithstanding any of the foregoing provisions of this Article 19, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors of which Landlord shall have given Tenant notice and a reasonable opportunity to cure either, Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the Premises or the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Fixed Rent or Additional Charges.

19.06 Landlord will not carry insurance of any kind on Tenant’s Property and improvements and betterments, and shall not be obligated to repair any damage to or replace Tenant’s Property, improvements or betterments. Tenant agrees to look to its own insurance for recovery of any damage to or loss of Tenant’s Property, improvements or betterments. If Tenant shall fail to maintain such insurance, Landlord shall have the right to obtain insurance on Tenant’s Property, improvements or betterments and the cost thereof shall be Additional Charges under this Lease and payable by Tenant to Landlord on demand.

19.07 The provisions of this Article 19 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 20

Eminent Domain

20.01 If the whole of the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking (the “Date of the Taking”), and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such date.

20.02 If more than forty (40%) percent of the Building shall be so taken, this Lease shall be unaffected by such taking, except that (a) Landlord may, at its option, provided that Landlord shall terminate leases of no less than fifty (50%) percent of the office space then leased to tenants in the Building upon which the effect of such taking shall have been substantially similar to the effect of same upon the Premises, terminate this Lease by giving Tenant notice to that effect within ninety (90) days after the Date of the Taking, and (b) if twenty (20%) percent or more of the Premises shall be so taken and the remaining area of the Premises shall not be sufficient, in Tenant’s reasonable judgment, for Tenant to continue the operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of the Taking. This Lease shall terminate on the date that such notice from Landlord or Tenant to the other shall be given, and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such termination date, except that with respect to any portion of the Premises which is the subject of the taking, if earlier, as of the Date of the Taking. Upon such partial taking and this Lease continuing in force as to any part of the Premises, the Fixed Rent and Additional Charges shall be adjusted according to the rentable area remaining.

20.03 Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award except as hereinafter expressly provided in this Article 20. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of Tenant’s Property taken.

20.04 If the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the Fixed Rent and Additional Charges when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date of this Lease, that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such Expiration Date and Landlord shall receive so much thereof as represents the period after such Expiration Date. All monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the Fixed Rent and Additional Charges have been paid shall be received, held and applied by Landlord as a trust fund for payment of the Fixed Rent and Additional Charges becoming due hereunder.

20.05 In the event of a taking of less than the whole of the Building and/or the Land which does not result in termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not result in a termination of this Lease, (a) Landlord, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and rentable Building and Premises and (b) Tenant, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

ARTICLE 21

Surrender

21.01 On the Expiration Date or upon any earlier termination of this Lease, or upon any reentry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove (i) all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease and (ii) any fixtures, equipment, improvements and appurtenances required by Landlord to be removed pursuant to Section 12.01 of this Lease, and, in such event, repair and restore the Premises in accordance with the provisions of Section 12.01.

21.02 No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and each Superior Lessor and Superior Mortgagee whose lease or mortgage, as the case may be, provides that no such surrender may be accepted without its consent.

ARTICLE 22

Conditions of Limitation

22.01 This Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant, or any guarantor of Tenant’s obligations under this Lease, shall make an assignment for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant or such guarantor under any bankruptcy or insolvency law, or whenever a petition shall be filed by or against Tenant or such guarantor under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant, or such guarantor, under the arrangement provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a permanent receiver of Tenant, or such guarantor, or of or for the property of Tenant, or such guarantor, shall be appointed, then Landlord (a) if such event occurs without the acquiescence of Tenant, or such guarantor, as the case may be, at any time after the event continues for ninety (90) days, or (b) in any other case at any time after the occurrence of any such event, may give Tenant a notice of intention to end the term of this Lease at the expiration of five (5) business days from the date of service of such notice of intention, and upon the expiration of said five (5) business day period this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.02 This Lease and the term and estate hereby granted are subject to the further limitations that:

(a) if Tenant shall default in the payment of any Fixed Rent or Additional Charges, and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or

(b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Fixed Rent or Additional Charges) and such default shall continue and not be remedied as soon as practicable and in any event within twenty (20) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of twenty (20) days and the continuance of which for the period required for cure will not (i) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, (ii) subject the Premises or any part thereof or the Building or Land, or any part thereof, to being condemned or vacated, (iii) subject the Building or Land, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (iv) result in the termination of any Superior Lease or foreclosure of any Superior Mortgage, if Tenant shall not (x) within said twenty (20) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy such default, (y) duly commence within said 20-day period, and thereafter diligently prosecute to completion all steps reasonably necessary to remedy the default and (z) complete such remedy within a reasonable time after the date of said notice of Landlord, or

(c) if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 7 hereof, or

(d) if Tenant shall abandon the Premises and fails to keep the same secure, or

(e) if there shall be any default by Tenant under any other lease with Landlord (or any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord) covering space in the Building which shall not be remedied within the applicable grace period, if any, provided therefor under such other lease, or if Tenant holds over in the premises demised under such other lease, then in any of said cases Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.03 (a) If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all Fixed Rent and

Additional Charges then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the Premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such Lease provided, at the same Fixed Rent and Additional Charges and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all Additional Charges which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period. If the lessee shall fail or refuse to enter into the new lease within ten (10) days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

(b) If pursuant to the United States Bankruptcy Code Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 7 hereof (or if this Lease shall be assumed by a trustee), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee including (a) of the source of payment of rent and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one year’s Fixed Rent then reserved hereunder plus an amount equal to all Additional Charges payable under Article 3 for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed) and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with generally accepted accounting principles, equal to at least ten (10) times the aggregate of the annual Fixed Rent reserved hereunder plus all Additional Charges for the preceding calendar year as aforesaid and (b) that the use of the Premises shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord. If all defaults are not cured and such adequate assurance is not provided within sixty (60) days after there has been an order for relief under the United States Bankruptcy Code, then this Lease shall be deemed rejected, Tenant or any other person in possession shall vacate the Premises, and Landlord shall be entitled to retain any rent or security deposit previously received from Tenant and shall have no further liability to Tenant or any person claiming through Tenant or any trustee. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration reasonably designed by the assignee as paid for the purchase of Tenant’s Property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. If Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any person, including, without limitation, any individual, partnership or corporate entity, who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer, and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. Section 365(b)(3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in-possession, given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE 23

Reentry by Landlord

23.01 If Tenant shall default in the payment of any Fixed Rent or Additional Charges, and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or if this Lease shall terminate as provided in Article 22 hereof, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Premises. The word “reenter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 22, or if Landlord shall reenter the Premises under the provisions of this article, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Fixed Rent and Additional Charges payable up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 24 hereof.

23.02 In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

23.03 If this Lease shall terminate under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of this Article 23, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or Additional Charges due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 24 hereof or pursuant to law.

ARTICLE 24

Damages

24.01 If this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any (assuming a discount at a rate per annum equal to the interest rate then applicable to 7-year Federal Treasury Bonds), of (i) the aggregate amount of the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges under Article 3 hereof to be the same as were payable for the last twelve (12) calendar months, or if less than twelve (12) calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, over (ii) the aggregate fair market rental value of the Premises for the same period, or

(b) sums equal to the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in reentering the Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, reasonable legal fees, and all other expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to die extent that such net rents are actually received by Landlord. If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting. If the Premises or any part thereof be relet by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

24.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 22 hereof, or had Landlord not reentered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 24.01 hereof.

24.03 In addition, if this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, Tenant agrees that:

(a) the Premises then shall be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration of the term hereof;

(b) Tenant shall have performed prior to any such termination any covenant of Tenant contained in this Lease for the making of any Alterations or for restoring or rebuilding the Premises or the Building, or any part thereof; and

(c) for the breach of any covenant of Tenant set forth above in this Section 24.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

24.04 In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under Article 22, if any Fixed Rent, Additional Charges or damages payable hereunder by Tenant to Landlord are not paid within ten (10) days after the due date thereof, the same shall bear interest at the rate of one and one-half (1  1/2%) percent per month or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amount of such interest shall be an Additional Charge hereunder. For the purposes of this Section 24.04, a rent bill sent by first class mail, to the address to which notices are to be given under this Lease, shall be deemed a proper demand for the payment of the amounts set forth therein (but nothing contained herein shall be deemed to require Landlord to send any rent bill or otherwise make any demand for the payment of rent except in those cases, if any, explicitly provided for in this Lease).

ARTICLE 25

Affirmative Waivers

25.01 Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

25.02 If Tenant is in arrears in payment of Fixed Rent or Additional Charges, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

25.03 Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

25.04 Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Premises (other than compulsory counterclaims).

ARTICLE 26

No Waivers

26.01 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, and such right to insist upon strict performance shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or partial payments thereof or Additional Charges or partial payments thereof with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

26.02 If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the term shall not be considered an extension thereof or a vested right in Tenant to such further term so as to prevent Landlord from canceling this Lease and any such extension thereof during the remainder of the original term; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

ARTICLE 27

Curing Tenant’s Defaults

27.01 If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of the applicable grace period, if any. If Landlord effects such cure by bonding any lien which Tenant is required to bond, Tenant shall obtain and substitute a bond for Landlord’s bond at its sole cost and expense and reimburse Landlord for the cost of Landlord’s bond.

27.02 Bills for any expenses incurred by Landlord or any Superior Lessor or any Superior Mortgagee in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Fixed Rent or Additional Charges or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord or such Superior Lessor or Superior Mortgagee under this Section 27.02 and/or Section 27.01 (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord or such Superior Lessor or Superior Mortgagee to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as Additional Charges in accordance with the terms of such bills. Notwithstanding anything to the contrary contained in this Section, Tenant shall have no obligation to pay Landlord’s costs, expenses, or disbursements in any proceeding in which there shall have been rendered a final judgment against Landlord, and the time for appealing such final judgment shall have expired.

ARTICLE 28

Broker

28.01 Tenant covenants, warrants and represents that no broker except CB Richard Ellis Inc. (the “Broker”) was instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except the Broker concerning the leasing of the Premises. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than the Broker. Landlord shall pay the Broker such commission as may be due pursuant to a separate agreement between Landlord and the Broker (the “Brokerage Agreement”). Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of (i) claims made by Broker in connection with this Lease if Landlord fails to pay the Broker amounts due the Broker under the Brokerage Agreement and (ii) conversations or negotiations had by Landlord with any broker purporting to represent Tenant and with whom Tenant shall have had no dealings.

ARTICLE 29

Notices

29.01 Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, (ii) nationally recognized overnight courier (e.g., Federal Express) with verification of delivery requested or (iii) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Landlord:

1114 6TH AVENUE CO. LLC

c/o Brookfield Properties Management LLC

Three World Financial Center

200 Vesey Street

New York, New York 10281-1021

Attention: Senior Vice President – Director of Leasing

with a copy to:

1114 6TH AVENUE CO. LLC

c/o Brookfield Properties Management LLC

Three World Financial Center

200 Vesey Street

New York, New York 10281-1021

Attention: General Counsel

and if to Tenant as follows:

Heidrick & Struggles International, Inc.

233 South Wacker Drive-Suite 4200

Chicago, Illinois 60606-6303

Attention: Director of Real Estate

and shall be deemed to have been given, rendered or made (x) if mailed, on the second Business Day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third Business Day after the day so mailed, (y) if sent by nationally recognized overnight courier, on the first Business Day following the day sent or (z) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable). Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it. Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be given orally or as may otherwise may be practicable under the circumstances.

29.02 Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney. Notices hereunder from Tenant may be given by Tenant’s attorney. Notwithstanding the provisions of this Article 29, bills and Landlord’s Statements may be rendered by delivering them to Tenant at the address set forth above without the necessity of a receipt, and without providing a copy of such bills or Landlord’s Statements to any other party.

29.03 In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in Section 29.01 or 29.02 hereof.

ARTICLE 30

Estoppel Certificates

30.01 Each party agrees, at any time and from time to time, as requested by the other party with not less than ten (10) Business Days’ prior notice, to execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which the signer shall have knowledge, and stating whether or not, to the best knowledge of the signer, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event, it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Each party also shall include in any such statement such other information concerning this Lease as the other party may reasonably request.

ARTICLE 31

Memorandum of Lease

31.01 Tenant shall not record this Lease or any memorandum thereof.

ARTICLE 32

No Representations by Landlord

32.01 Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith.

ARTICLE 33

Intentionally Omitted

ARTICLE 34

Holdover

34.01 (a) In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration of the term of this Lease, and if Landlord shall then not proceed to remove Tenant from the Premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the Premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the Expiration Date, the parties hereby agree that Tenant’s

67